 Filed Pursuant to 424(b)(5)
  Registration No. 333-275362
9,090,909 Shares
SPIRIT AEROSYSTEMS HOLDINGS, INC.
Class A Common Stock

Spirit AeroSystems Holdings, Inc. is offering 9,090,909 shares of its Class A common stock (“common stock”) in this offering at an offering price per share of  $22.00.
Our common stock trades on The New York Stock Exchange under the symbol “SPR.” On November 8, 2023, the last sale price of our common stock as reported on the New York Stock Exchange was $23.06 per share.
Concurrently with this offering, Spirit AeroSystems, Inc., a wholly owned subsidiary of Spirit AeroSystems Holdings, Inc., is offering, pursuant to an offering memorandum in reliance upon exemptions from registration under the Securities Act of 1933, 3.250% exchangeable senior notes due 2028 (the “Exchangeable Notes”), in an aggregate principal amount of  $200 million, plus up to an additional $30 million aggregate principal amount of the Exchangeable Notes that the initial purchasers of the Exchangeable Notes have the option to purchase from Spirit AeroSystems, Inc. Shortly prior to pricing of this offering, Spirit commenced an offering of senior secured second lien notes due 2030 to refinance all of its outstanding 7.500% Second Lien Notes due 2025. The completion of this offering is not contingent on the completion of the such refinancing, and the completion of such refinancing is not contingent on the completion of this offering. Accordingly, you should not assume that such refinancing will be consummated on the terms described above, or at all. See “Summary—Concurrent Transactions.”
Investing in our common stock involves risks that are described in the “Risk Factors” section beginning on page S-9 of this prospectus supplement, as well as the documents incorporated by reference into this prospectus supplement and the accompanying prospectus.
	Per Share	Total
Public offering price	$22.0000	$199,999,998
Underwriting discounts and commissions	$0.8250	$7,500,000
Proceeds before expenses	$21.1750	$192,499,998
The underwriters may also exercise their option to purchase up to an additional 1,363,636 shares of common stock from us, at the public offering price, less the underwriting discounts and commissions, for 30 days after the date of this prospectus supplement.
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
The shares of common stock will be ready for delivery on or about November 13, 2023.
Morgan Stanley	Goldman Sachs & Co. LLC	J.P. Morgan
            BofA Securities Citigroup
The date of this prospectus supplement is November 8, 2023

We have not, and the underwriters have not, authorized anyone to provide you with different information than that contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus, and in any free writing prospectus that we have authorized for use in connection with this offering. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the sections of this prospectus supplement entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

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ABOUT THIS PROSPECTUS SUPPLEMENT
This prospectus supplement and the accompanying prospectus are part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer,” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). Under the shelf registration rules, we may, from time to time, sell an indeterminate amount of common stock under our shelf registration statement. In the accompanying prospectus, we provide you a general description of the common stock we may offer from time to time under our shelf registration statement. This prospectus supplement describes the specific details regarding this offering, including the price, the aggregate principal amount of common stock being offered and the risks of investing in our common stock.
This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein include important information about us, our common stock and other information you should know before investing. We urge you to read carefully this entire prospectus supplement and the accompanying prospectus, together with the information described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information” in this prospectus supplement and the accompanying prospectus. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.
In this prospectus supplement, unless the context indicates otherwise, the terms the “Company,” “we,” “us” and “our” refer to Spirit AeroSystems Holdings, Inc. and all entities owned or controlled by Spirit AeroSystems Holdings, Inc., including Spirit AeroSystems, Inc. (“Spirit”). The term “Holdings” refers to Spirit AeroSystems Holdings, Inc.
WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE
The Company is a reporting company and files annual, quarterly and current reports, proxy statements and other information with the SEC. Our reports, proxy statements and other information are available at http://www.sec.gov. Our SEC filings are also available free of charge at our website (www.spiritaero.com). The information on or accessible through our website is not incorporated by reference into this prospectus supplement.
We “incorporate by reference” information into this prospectus supplement, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information we incorporate by reference is an important part of this prospectus supplement, and information we subsequently file with the SEC will automatically update and supersede that information. We incorporate by reference the documents listed below and any additional documents filed by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to the extent such documents are deemed “filed” for purposes of the Exchange Act after the date of this prospectus supplement until the date all of the shares of common stock offered hereby are sold or the offer is otherwise terminated:
•
our Annual Report on Form 10-K for the year ended December 31, 2022;

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our Quarterly Reports on Form 10-Q for the quarters ended March 30, 2023, June 29, 2023 and September 28, 2023; and

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our Current Reports on Form 8-K filed on January 18, 2023 (Item 5.02 only), January 27, 2023, April 28, 2023, October 2, 2023 (Item 5.02 only), October 18, 2023 (Item 1.01 only) and November 7, 2023 (Item 8.01 only).

Any statement contained in this prospectus supplement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. You can obtain any of the documents incorporated by reference through us, the SEC or the SEC’s website, http://www.sec.gov. Documents we have incorporated by reference are available from us without charge, excluding exhibits to those documents unless we have

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specifically incorporated by reference such exhibits in this prospectus supplement. Any person, including any beneficial owner, to whom this prospectus supplement is delivered, may obtain the documents we have incorporated by reference in, but not delivered with, this prospectus supplement by requesting them by telephone or in writing at the following address:
Spirit AeroSystems Holdings, Inc.
3801 South Oliver
Wichita, Kansas 67210
Attention: Corporate Secretary
(316) 526-9000
This prospectus supplement summarizes documents and other information in a manner we believe to be accurate, but we refer you to the actual documents for a more complete understanding of the information we discuss in this prospectus supplement. In making an investment decision, you must rely on your own examination of such documents, our business and the terms of the offering, including the merits and risks involved. When we refer to this prospectus supplement, we mean not only this prospectus supplement but also any documents which are incorporated or deemed to be incorporated in this prospectus supplement by reference. You should rely only on the information incorporated by reference or provided in this prospectus supplement. We have not authorized anyone else to provide you with different information. This prospectus supplement is used to offer and sell the shares of common stock referred to in this prospectus supplement, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement is current only as of the date of this prospectus supplement.

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USE OF NON-GAAP FINANCIAL INFORMATION
To provide potential investors with additional information in connection with our results as determined by generally accepted accounting principles in the United States of America (“GAAP”), we disclose EBITDA, Adjusted EBITDA and Free cash flow as non-GAAP measures. These measures are not calculated in accordance with GAAP and should not be considered as a substitute for net income or any other measure calculated in accordance with GAAP, and may not be comparable to similarly titled measures reported by other companies.
We believe that the presentation of EBITDA and Adjusted EBITDA is appropriate to provide additional information to investors about our operating profitability adjusted for certain non-cash items and other gains and expenses that we believe are not part of our core operating business and are not an indication of our future earnings performance.
We define “EBITDA” as net (loss) income adjusted for noncontrolling interest in earnings of subsidiary, equity in net income (loss) of affiliates, income tax (benefit) provision, other (income) expense, net, interest expense and financing fee amortization, depreciation and amortization expense and amortization expense.
We define “Adjusted EBITDA” as EBITDA plus or minus certain non-cash items or items that arise from time to time outside the ordinary course of our operations, including (i) employee stock based compensation expense, (ii) forward-loss charges, (iii) cumulative catch-up adjustments, (iv) loss on disposition of assets, (v) Russian sanctions (excluding forward losses), (vi) M&A-related expenses, (vii) restructuring costs and (viii) other specified expenses. Management believes that excluding such items provides a better understanding of the underlying trends in the Company’s operating performance and allows more accurate comparisons of the Company’s operating results to historical performance. Adjusted EBITDA does not take into account certain significant items that directly affect our net income or loss. These limitations are best addressed by considering the economic effects of the excluded items independently, and by considering Adjusted EBITDA in conjunction with net income as calculated in accordance with GAAP.
We define “Free cash flow” as cash provided by (used in) operating activities, less capital expenditures for property, plant and equipment. Management believes Free cash flow provides investors with an important perspective on the cash available for stockholders, debt repayments including capital leases, and acquisitions after making the capital investments required to support ongoing business operations and long term value creation. Free cash flow does not represent the residual cash flow available for discretionary expenditures as it excludes certain mandatory expenditures. Management uses Free cash flow as a measure to assess both business performance and overall liquidity.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain “forward-looking statements” that may involve many risks and uncertainties. Forward-looking statements reflect our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “aim,” “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “might,” “objective,” “plan,” “predict,” “project,” “should,” “target,” “will,” “would,” and other similar words, or phrases, or the negative thereof, unless the context requires otherwise. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown, including, but not limited to, those described in the “Risk Factors” section of this prospectus supplement. Our actual results may vary materially from those anticipated in forward-looking statements. We caution investors not to place undue reliance on any forward-looking statements.
Important factors that could cause actual results to differ materially from those reflected in such forward-looking statements and that should be considered in evaluating our outlook include, but are not limited to, the following:
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our ability to complete this offering, the Concurrent Exchangeable Notes Offering, the Second Lien Notes Refinancing and the Tender Offer (each as defined herein) in the amounts and on the terms contemplated, or at all;

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the continued fragility of the global aerospace supply chain including our dependence on our suppliers, as well as the cost and availability of raw materials and purchased components, including increases in energy, freight, and other raw material costs as a result of inflation or continued global inflationary pressures;

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our ability and our suppliers’ ability, or willingness, to meet stringent delivery (including quality and timeliness) standards and accommodate changes in the build rates or model mix of aircraft under existing contractual commitments, including the ability or willingness to staff appropriately or expend capital for current production volumes and anticipated production volume increases;

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the ability to maintain continuing, uninterrupted production at our manufacturing facilities and our suppliers’ facilities;

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our ability, and our suppliers’ ability, to attract and retain the skilled work force necessary for production and development in an extremely competitive market;

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the effect of economic conditions, including increases in interest rates and inflation, on the demand for our and our customers’ products and services, on the industries and markets in which we operate in the U.S. and globally, and on the global aerospace supply chain;

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the general effect of geopolitical conditions, including Russia’s invasion of Ukraine and the resultant sanctions being imposed in response to the conflict, including any trade and transport restrictions;

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the recent outbreak of war in Israel and the Gaza Strip and the potential for expansion of the conflict in the surrounding region, which may impact certain suppliers’ ability to continue production or make timely deliveries of supplies required to produce and timely deliver our products, and may result in sanctions being imposed in response to the conflict, including any trade and transport restrictions;

•
our relationships with the unions representing many of our employees, including our ability to successfully negotiate new agreements, and avoid labor disputes and work stoppages with respect to our union employees;

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the impact of significant health events, such as pandemics, contagions, or other public health emergencies (including the COVID-19 pandemic) or fear of such events, on the demand for our and our customers’ products and services, the industries, and the markets in which we operate in the U.S. and globally;

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the timing and conditions surrounding the full worldwide return to service (including receiving the remaining regulatory approvals) of the B737 MAX, future demand for the aircraft, and any residual impacts of the B737 MAX grounding on production rates for the aircraft;

S-v

•
our reliance on The Boeing Company (“Boeing”) and Airbus Group SE and its affiliates (collectively, “Airbus”) for a significant portion of our revenues;

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the business condition and liquidity of our customers and their ability to satisfy their contractual obligations to the Company;

•
the certainty of our backlog, including the ability of customers to cancel or delay orders prior to shipment on short notice, and the potential impact of regulatory approvals of existing and derivative models;

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our ability to accurately estimate and manage performance, cost, margins, and revenue under our contracts, and the potential for additional forward losses on new and maturing programs;

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our accounting estimates for revenue and costs for our contracts and potential changes to those estimates;

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our ability to continue to grow and diversify our business, execute our growth strategy, and secure replacement programs, including our ability to enter into profitable supply arrangements with additional customers;

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the outcome of product warranty or defective product claims and the impact settlement of such claims may have on our accounting assumptions;

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competitive conditions in the markets in which we operate, including in-sourcing by commercial aerospace original equipment manufacturers;

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our ability to successfully negotiate, or re-negotiate, future pricing under our supply agreements with Boeing, Airbus and other customers;

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the possibility that our cash flows may not be adequate for our additional capital needs;

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any reduction in our credit ratings;

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our ability to access the capital or credit markets to fund our liquidity needs, and the costs and terms of any additional financing;

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our ability to avoid or recover from cyber or other security attacks and other operations disruptions;

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legislative or regulatory actions, both domestic and foreign, impacting our operations, including the effect of changes in tax laws and rates and our ability to accurately calculate and estimate the effect of such changes;

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spending by the U.S. and other governments on defense;

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pension plan assumptions and future contributions;

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the effectiveness of our internal control over financial reporting;

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the outcome or impact of ongoing or future litigation, arbitration, claims, and regulatory actions or investigations, including our exposure to potential product liability and warranty claims;

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adequacy of our insurance coverage;

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our ability to continue selling certain receivables through supplier financing programs;

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our ability to effectively integrate recent acquisitions, along with other acquisitions we pursue, and generate synergies and other cost savings therefrom, while avoiding unexpected costs, charges, expenses, and adverse changes to business relationships and business disruptions; and

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the risks of doing business internationally, including fluctuations in foreign currency exchange rates, impositions of tariffs or embargoes, trade restrictions, compliance with foreign laws, and domestic and foreign government policies.

These factors are not exhaustive and it is not possible for us to predict all factors that could cause actual results to differ materially from those reflected in our forward-looking statements. These factors speak only as of the date hereof, and new factors may emerge or changes to the foregoing factors may occur that could

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impact our business. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances.
Except to the extent required by law, we undertake no obligation to, and expressly disclaim any obligation to, publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should review carefully the section captioned “Risk Factors” in this prospectus supplement and the sections captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q for a more complete discussion of these and other factors that may affect our business. In light of such risks and uncertainties, we caution you not to rely on these forward-looking statements in deciding whether to invest in our common stock.

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SUMMARY
This summary highlights selected information contained in, or incorporated by reference into, this prospectus supplement. It is not complete and may not contain all the information that may be important to you. You should carefully read this entire prospectus supplement and the accompanying prospectus, including the matters described in the section entitled “Risk Factors” in this prospectus supplement, as well as the information we incorporate by reference, including the matters described in the section entitled “Risk Factors” in this prospectus supplement before making an investment decision.
Company Overview
We are one of the largest non-Original Equipment Manufacturer (“OEM”) manufacturers of aerostructures in the world, serving markets for commercial airplanes, military platforms and business/regional jets. With expertise in aluminum and advanced composite manufacturing solutions, our core products include fuselages, integrated wings and wing components, pylons and nacelles. We also serve the aftermarket for commercial and military platforms. In addition to commercial aircraft structures, we also design, engineer, and manufacture structural components for military aircraft and other applications. We are a critical partner to our commercial and defense customers due to the broad range of products we currently supply to them and our leading design and manufacturing capabilities using both metallic and composite materials.
For the nine months ended September 28, 2023 and the twelve months ended December 31, 2022, we generated net revenues of $4,235.0 million and $5,029.6 million and had net losses attributable to common shareholders of $691.6 million and $545.7 million, respectively.
Concurrent Transactions
Concurrent Exchangeable Notes Offering
Concurrently with this offering, Spirit, a wholly owned subsidiary of Spirit AeroSystems Holdings, Inc., is offering, pursuant to an offering memorandum in reliance upon exemptions from registration under the Securities Act, 3.250% exchangeable senior notes due 2028 (the “Exchangeable Notes”), in an aggregate principal amount of $200 million, plus up to an additional $30 million aggregate principal amount of the Exchangeable Notes that the initial purchasers of the Exchangeable Notes have the option to purchase from Spirit (the “Concurrent Exchangeable Notes Offering”). The completion of this offering is not contingent on the completion of the Concurrent Exchangeable Notes Offering, and the completion of the Concurrent Exchangeable Notes Offering is not contingent on the completion of this offering. Accordingly, you should not assume that the Concurrent Exchangeable Notes Offering will be consummated on the terms described in this prospectus supplement, if at all. This prospectus supplement does not constitute an offer to sell, or the solicitation of an offer to buy, any of the Exchangeable Notes, or the shares of common stock, if any, issuable upon exchange of the Exchangeable Notes, that we are offering in the Concurrent Exchangeable Notes Offering. See “Concurrent Transactions.”
Second Lien Notes Refinancing
Shortly prior to pricing of this offering, Spirit commenced an offering of senior secured second lien notes due 2030 to refinance all of the outstanding $1.2 billion aggregate principal amount of Spirit’s 7.500% Second Lien Notes due 2025 (the “2025 Second Lien Notes”) (the “Second Lien Notes Refinancing”). Substantially concurrently with the Second Lien Notes Refinancing, Spirit commenced a tender offer (the “Tender Offer”) to purchase for cash any and all of the 2025 Second Lien Notes with the net proceeds from the Second Lien Notes Refinancing.
The completion of this offering is not contingent on the completion of the Second Lien Notes Refinancing or the Tender Offer, and the completion of the Second Lien Notes Refinancing or the Tender Offer is not contingent on the completion of this offering. Accordingly, you should not assume that the Second Lien Notes Refinancing or the Tender Offer will be consummated on the terms described above, or at all.
This prospectus supplement does not constitute an offer to sell, or the solicitation of an offer to buy, any securities in connection with the Second Lien Notes Refinancing. This prospectus supplement is not an offer to purchase or a solicitation of an offer to sell the 2025 Second Lien Notes and does not constitute a redemption notice for the 2025 Second Lien Notes.
Information in this prospectus supplement is presented assuming that the Second Lien Notes Refinancing and the Tender Offer have been consummated and that all of the net proceeds from the Second Lien Notes Refinancing have been applied to effect the Tender Offer and/or redeem any remaining 2025 Second Lien Notes in full. This data has been prepared for illustrative purposes only. However, our decisions to pursue the Second Lien Notes Refinancing and the Tender Offer are subject to market conditions and we cannot assure you that they will be successful. If the Tender Offer is not consummated or the full amount of net proceeds is not required to fund the consummation of the Tender Offer, we will apply the net proceeds from the Second Lien Notes Refinancing for general corporate purposes, which may include the redemption or repurchase of indebtedness. To the extent the net proceeds are not applied to fund the consummation of the Tender Offer, our as adjusted indebtedness would be correspondingly higher. For example, if only $900 million of the net proceeds of the Second Lien Notes Refinancing are applied to fund the consummation of the Tender Offer, our as adjusted indebtedness would be $300 million higher.
Risks Related to Our Business
Our business is subject to a number of risks, including those highlighted in the section titled “Risk Factors” immediately following this prospectus summary and those described under similar headings in the documents incorporated by reference into this prospectus. These risks include the following, among others:
Risks Related to Our Industry and Overall Business
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Our business, financial results, and prospects are dependent to a significant degree on global economic and geopolitical conditions and global aviation demand.

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Our business depends largely on sales of components for a single aircraft program, the B737, which has had significant reductions in production rate, including suspensions. Additional suspensions or reductions in, or increases in, the B737 production rate and the rates for other programs have in the past created, and may in the future create, financial and disruption risks for the Company and its suppliers.

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We depend on Boeing and Airbus as our largest customers, and our business has in the past been, and may in the future be, negatively affected by actions they take, business difficulties they may experience or breaches of their obligations to us.

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Our backlog is subject to change, potentially with short notice.

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Prolonged periods of inflation where we do not have adequate inflation protections in our customer contracts have had, and could continue to have, a material adverse effect on our results of operations.

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Our business and results of operations have been, and could in the future be, adversely impacted, possibly materially, by pandemics and other public health emergencies, or the fear thereof.

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Our business and results of operations could be adversely affected by disruptions in the global economy caused by Russia’s invasion of Ukraine and the conflict in the Middle East and related developments.

Risks Related to Our Operations
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Our business depends on our ability to maintain a healthy supply chain, meet production rate requirements, and timely delivery of products that meet or exceed stringent quality standards.

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Our operations depend on our ability to maintain continuing, uninterrupted production at our manufacturing facilities and our suppliers’ facilities.

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Interruptions in deliveries of or increased prices for components or raw materials used in our products have materially adversely impacted, and could continue to materially adversely impact, production and our business.

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Cyber attacks, network security breaches, service interruptions, data corruption or misuse or violations of data privacy regulations pose significant risks to our business and operations.

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Significant regulatory, operational, and other risks are posed by climate change and the transition to a “low-carbon” economy in response to climate change.

Risks Related to Our Business Strategy
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If we fail to implement our business strategy or if our business strategy is ineffective, our financial performance could be materially and adversely affected, and we may not achieve our financial goals.

•
Our acquisitions, joint ventures, strategic alliances and partnerships expose us to risks, including the risk that we may not be able to successfully integrate these businesses or achieve expected operating synergies.

Risks Related to Legal and Regulatory Matters
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The outcome of legal proceedings and government inquiries and investigations involving our business is unpredictable, and an adverse decision in any such matter could have a material effect on our business.

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Our business could be materially adversely affected by product warranty obligations or defective product claims.

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The profitability of certain programs depends significantly on the assumptions surrounding satisfactory settlement of customer claims and assertions.

Risks Related to Our Governmental and Global Activities
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Our global footprint subjects us to the risks of doing business in foreign countries, including risks related to regulation in the U.S. and internationally.

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The U.S. Government is a significant customer of certain of our customers, and we and they are subject to specific U.S. Government contracting rules and regulations.

Risks Related to Employment Matters
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In order to be successful, we must attract, retain, train, motivate, develop and transition key employees, and failure to do so could harm our business.

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Increases in labor costs, potential labor disputes, and work stoppages at our facilities or the facilities of our suppliers or customers have impacted, and could materially adversely affect, our financial performance.

•
We could be required to make future contributions to our defined benefit pension and post-retirement benefit plans and our costs may substantially increase in connection with such plans.

Risks Related to Our Debt, Liquidity, Financial Estimates and Taxes
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Declines in our financial condition and performance and reductions in our credit ratings have increased our borrowing costs and adversely affected the market price of our securities.

•
Our debt could adversely affect our financial condition and our ability to operate our business due to significant restrictions in our Credit Agreement, which could also adversely affect our operating flexibility and put us at a competitive disadvantage.

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We use estimates in accounting for revenue and cost for our contracts. Changes in our estimates have materially adversely affected, and could in the future materially adversely affect, our financial performance.

•
We may not be able to generate sufficient taxable income to fully realize our deferred tax assets.

Risks Related to Ownership of Our Common Stock
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We cannot assure you that we will declare and pay cash dividends on our common stock at historical levels or at all.

•
Our certificate of incorporation, by-laws and our supply agreements with Boeing contain provisions that could discourage others from acquiring us and may prevent attempts by our stockholders to replace or remove our current management.

Risks Related to This Offering
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If you purchase common stock in this offering, you will incur immediate and substantial dilution in the book value of your shares.

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Our stockholders will experience additional dilution upon the exchange of the Exchangeable Notes being offered pursuant to the Concurrent Exchangeable Notes Offering.

•
Future issuances of shares of common stock or securities convertible into or exercisable for shares of common stock following this offering, as well as the exercise of options outstanding, would further dilute your ownership interests and could adversely affect the future market price of our common stock.

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The Exchangeable Notes may adversely affect the market price of our common stock.

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We will have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Corporate Information
We are a corporation incorporated under the laws of the State of Delaware. Our principal offices are located at 3801 South Oliver, Wichita, Kansas 67210 and our telephone number at that address is (316) 526-9000. Our website address is www.spiritaero.com. Information contained on our website is not part of this prospectus supplement and is not incorporated in this prospectus supplement by reference. You should not consider any information contained on, or that can be accessed through, our website as part of this prospectus supplement or in making an investment decision regarding our common stock.

THE OFFERING
Shares of common stock
offered:
9,090,909 shares
Common stock to be outstanding immediately after this offering(1):
114,395,391 shares of common stock (115,759,027 shares of common stock if the underwriters exercise their option to purchase additional shares in full).
Option to purchase additional shares:
We have granted the underwriters the option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 1,363,636 additional shares of common stock.
Use of proceeds:
We estimate that the net proceeds from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, assuming the underwriters do not exercise their option to purchase additional shares, will be approximately $191.5 million, based on the public offering price of $22.00 per share.
We plan to use the net proceeds from this offering for general corporate purposes.
See “Use of Proceeds.”
Risk factors:
Investing in our common stock involves a high degree of risk. See “Risk Factors” in this prospectus supplement.
NYSE symbol:
“SPR’’

(1)
The number of shares of common stock to be outstanding immediately after this offering is based on 105,304,482 shares of common stock outstanding as of September 28, 2023.

Summary Historical Consolidated Financial Data
The following table sets forth summary historical consolidated financial data and should be read in conjunction with our audited consolidated financial statements and related notes thereto contained in our Annual Report on Form 10-K for the year ended December 31, 2022, and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Selected Consolidated Financial Information and Other Data” sections of our Annual Report on Form 10-K for the year ended December 31, 2022, which is incorporated by reference in this prospectus supplement. Financial data for the fiscal years ended December 31, 2022, 2021 and 2020 are derived from our audited consolidated financial statements, which are incorporated by reference in this prospectus supplement, and Selected Balance Sheet Data for the year ended December 31, 2020 is derived from our Annual Report on Form 10-K for the year ended December 31, 2020, which is not incorporated by reference in this prospectus supplement. Our fiscal year ends on December 31.
The historical data as of and for the nine months ended September 28, 2023 and September 29, 2022 has been derived from our unaudited historical consolidated financial statements and the notes to those statements, which have been prepared on a basis consistent with our annual consolidated financial statements and are included in our Quarterly Report on Form 10-Q for the quarter ended September 28, 2023, which is incorporated by reference herein. The historical data for the twelve months ended September 28, 2023 have been derived by adding our financial data for the year ended December 31, 2022 and the nine months ended September 28, 2023 and deducting such financial data for the nine months ended September 29, 2022. In the opinion of management, such unaudited financial data reflects all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for the periods presented. The results of operations for the nine and twelve months ended September 28, 2023 are not necessarily indicative of the results to be expected for the full year or any future period.
	Nine Months Ended		Twelve Months Ended September 28, 2023	Year Ended December 31,
	September 28, 2023	September 29, 2022		2022	2021	2020
	(in millions)
Consolidated Statement of Operations:
Net revenues	$4,235.0	$3,709.5	$5,555.1	$5,029.6	$3,953.0	$3,404.8
Cost of sales(1)	4,320.2	3,611.4	5,689.8	4,981.0	4,070.8	3,845.5
Selling, general and administrative(2)	217.2	203.8	292.6	279.2	279.9	237.4
Restructuring costs	7.2	0.2	7.2	0.2	8.2	73.0
Loss on Disposal of Assets	—	—	—	—	—	22.9
Research and development	33.9	36.5	47.8	50.4	53.3	38.8
Other specified expenses(3)	5.7	—	5.7	—	—	—
Operating loss	(349.2)	(142.4)	(488.0)	(281.2)	(459.2)	(812.8)
Interest expense and financing fee amortization	(221.1)	(170.8)	(294.4)	(244.1)	(242.6)	(195.3)
Other (expense) income, net	(120.0)	30.2	(164.3)	(14.1)	146.6	(77.8)
Loss before income taxes and equity in net loss of affiliates	(690.3)	(283.0)	(946.7)	(539.4)	(555.2)	(1,085.9)
Income tax benefit (provision)	(1.1)	(18.4)	12.1	(5.2)	17.2	220.2
Equity in net loss of affiliates	(0.2)	(1.2)	(0.6)	(1.6)	(2.8)	(4.6)
Net loss	$(691.6)	$(302.6)	$(935.2)	$(546.2)	$(540.8)	$(870.3)
Less Noncontrolling interest in earnings of subsidiary	0.0	0.0	0.5	0.5	0.0	0.0
Net loss attributable to common shareholders	$(691.6)	$(302.6)	$(934.7)	$(545.7)	$(540.8)	$(870.3)

	Nine Months Ended		Twelve Months Ended September 28, 2023	Year Ended December 31,
	September 28, 2023	September 29, 2022		2022	2021	2020
	(in millions)
Consolidated Balance Sheet Data (at period end):
Cash and cash equivalents	$374.1	$670.5	$374.1	$658.6	$1,478.6	$1,873.3
Accounts receivable, net	610.3	527.8	610.3	489.5	461.6	484.4
Inventory, net	1,690.0	1,392.4	1,690.0	1,470.7	1,382.6	1,422.3
Property, plant and equipment, net	2,084.1	2,215.4	2,084.1	2,205.9	2,385.5	2,503.8
Total assets	6,538.1	6,713.6	6,538.1	6,666.2	7,737.3	8,383.9
Total debt	3,875.2	3,783.4	3,875.2	3,868.6	3,792.2	3,873.6
Long-term debt	3,811.0	3,428.0	3,811.0	3,814.9	3,742.7	3,532.9
Total equity	(855.7)	(45.6)	(855.7)	(243.8)	448.8	857.0
Other Financial Data:
Net cash used in operating activities	$(339.5)	$(367.4)	$(366.7)	$(394.6)	$(63.2)	$(744.9)
Net cash used in investing activities	(76.5)	(88.8)	(143.2)	(155.5)	(163.8)	(502.0)
Net cash provided by (used in) financing activities	134.1	(334.5)	207.6	(261.0)	(163.5)	769.5
Purchase of property, plant, & equipment	(76.5)	(82.7)	(115.4)	(121.6)	(150.6)	(118.9)
EBITDA(4)	(111.4)	111.3	(166.1)	56.6	(129.6)	(536.7)
Adjusted EBITDA(4)	295.4	346.3	365.7	416.6	159.8	19.1
Free cash flow(5)	(416.0)	(450.1)	(482.1)	(516.2)	(213.8)	(863.8)

(1)
Included in the costs of sales for the nine months ended September 28, 2023 and September 29, 2022 and the twelve months ended September 28, 2023 are net forward loss charges of ($315.8) million, ($136.6) million and ($429.5) million, respectively. Included in 2022 costs of sales are net forward loss charges of ($250.3) million. Included in 2021 costs of sales are net forward loss charges of ($241.5) million. Included in 2020 costs of sales are net forward loss charges of ($370.3) million. Includes cumulative catch-up adjustments of ($27.7) million, ($5.0) million and ($30.4) million for periods prior to the twelve months ended December 31, 2022, 2021 and 2020, respectively.

(2)
Includes non-cash employee stock compensation expenses of $27.8 million, $28.7 million, $35.7 million, $36.6 million, $25.8 million, and $24.2 million for the nine months ended September 28, 2023 and September 29, 2022, the twelve months ended September 28, 2023, and the years ended December 31, 2022, 2021 and 2020.

(3)
Includes $8.1 million in expenses related to the production pause stemming from the IAM (as defined herein) strike, offset by a ($2.4) million nonrecurring fair value adjustment to an acquisition-related earn-out liability.

(4)
The following table reconciles net loss to EBITDA and Adjusted EBITDA on a historical basis:

	Nine Months Ended		Twelve Months Ended September 28, 2023	Year Ended December 31,
	September 28, 2023	September 29, 2022		2022	2021	2020
	(in millions)
Net loss attributable to common shareholders	$(691.6)	$(302.6)	$(934.7)	$(545.7)	$(540.8)	$(870.3)
Add (subtract)
Noncontrolling interest in earnings of subsidiary	0.0	0.0	(0.5)	(0.5)	0.0	0.0
Equity in net loss of affiliates	0.2	1.2	0.6	1.6	2.8	4.6
Income tax (benefit) provision	1.1	18.4	(12.1)	5.2	(17.2)	(220.2)
Other (income) expense, net	120.0	(30.2)	164.3	14.1	(146.6)	77.8
Interest expense and financing fee amortization	221.1	170.8	294.4	244.1	242.6	195.3
Operating loss	$(349.2)	$(142.4)	$(488.0)	$(281.2)	$(459.2)	$(812.8)
Depreciation and amortization expense	236.9	253.2	320.8	337.1	327.6	277.6
Amortization expense(a)	0.9	0.5	1.1	0.7	2.0	(1.5)
EBITDA	$(111.4)	$111.3	$(166.1)	$56.6	$(129.6)	$(536.7)
Adjustments to EBITDA
Employee stock based compensation	$27.8	$28.7	$35.7	$36.6	$25.8	$24.2
Forward-loss charges	315.8	136.6	429.5	250.3	241.5	370.3
Cumulative catch-up adjustments	49.4	26.2	50.9	27.7	5.0	30.4
Loss on disposition of assets	0.9	0.8	1.2	1.1	4.1	26.4
Russian sanctions (excluding forward losses)	—	41.9	1.0	42.9	—	—
M&A-related expenses	—	0.6	0.6	1.2	4.8	31.5
Restructuring costs	7.2	0.2	7.2	0.2	8.2	73.0
Other specified expenses(3)	5.7	—	5.7	—	—	—
Adjusted EBITDA	$295.4	$346.3	$365.7	$416.6	$159.8	$19.1

(a)
Includes accretion of customer supply agreement and grant liability amortization.

(5)
The following table reconciles Net cash used in operating activities to Free cash flow on a historical basis:

	Nine Months Ended		Twelve Months Ended September 28, 2023	Year Ended December 31,
	September 29, 2022	September 28, 2023		2022	2021	2020
	(in millions)
Net cash used in operating activities	$(339.5)	$(367.4)	$(366.7)	$(394.6)	$(63.2)	$(744.9)
Subtract
Purchase of property, plant, & equipment	(76.5)	(82.7)	(115.4)	(121.6)	(150.6)	(118.9)
Free cash flow	$(416.0)	$(450.1)	$(482.1)	$(516.2)	$(213.8)	$(863.8)

RISK FACTORS
Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below as well as other information and data contained in this prospectus supplement and the documents we incorporate by reference herein (including our Annual Report on Form 10-K for the year ended December 31, 2022) before making an investment in our common stock.
Any of these risks or the occurrence of any one or more of the uncertainties described below could have a material adverse effect on our financial condition and the performance of our business. The risks and uncertainties described below are those that we currently believe may materially and adversely affect our company, our business or results of operations in the future or investments in our common stock. The risks described below are not the only ones facing our company. Additional risks and uncertainties that we are unaware of or that we currently deem immaterial may also materially and adversely affect our company, our business or results of operations in the future or investments in our common stock. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements.”
Risks Related to Our Industry and Overall Business
Our business, financial results, and prospects are dependent to a significant degree on global economic and geopolitical conditions and global aviation demand.
The commercial airline industry is impacted to a significant degree by the strength of the global economy and geopolitical events around the world. A protracted economic slump or recession, increases in interest rates and inflation and adverse credit market conditions, or possible exogenous shocks, such as the conflicts between Russia and Ukraine and in the Middle East, political unrest, terrorist attacks or pandemics, contagions and other health emergencies (including the COVID-19 pandemic), or the fear of any of the foregoing occurring, have in the past caused, and could in the future cause, precipitous declines in air traffic, in turn causing airlines to cancel or delay the purchase of additional new aircraft. The cancellation or delay of new aircraft purchases has in the past resulted in, and could in the future result in, a deterioration of commercial airplane backlogs and a decrease in demand for our commercial aircraft products, which has in the past materially adversely affected, and could in the future materially adversely affect, our business, financial condition, and results of operations.
We largely support commercial aerostructures customers, and our financial results and prospects are almost entirely dependent on global commercial aviation demand and the resulting production rates of our customers. Due to the discretionary nature of air travel, the airline industry is particularly sensitive to changes in economic conditions, or the expectation thereof, and to pandemics, contagions or other health emergencies or the fear of such events. In addition, during periods of unfavorable or volatile economic conditions in the global economy, demand for air travel can be significantly impacted as business and leisure travelers choose not to travel, seek alternative forms of transportation for short trips or conduct business through videoconferencing. Our customers, including Boeing and Airbus, have in the past decreased production rates across many programs due to decreased demand for aviation, including as a result of the COVID-19 pandemic, and may in the future continue to adjust production rates or suspend production, potentially without early warning and within a short time horizon. Suspensions in our production rates or prolonged reductions to rates have in the past resulted in, and could in the future result in, significant challenges and material adverse impacts on our business, operations and financial performance.
Our operations in newly developed and emerging markets expose us to heightened risks of economic, geopolitical, or other events, including governmental takeover (nationalization) of our manufacturing facilities or intellectual property, restrictive exchange or import controls, disruption of operations as a result of systemic political or economic instability, outbreak of war or expansion of hostilities, and acts of terrorism, each of which could have a substantial adverse effect on our financial condition and results of operations. Further, the U.S. Government, other governments, and international organizations have imposed, and could in the future impose additional, sanctions that restrict us from doing business directly or indirectly in or with certain countries or parties, which could include affiliates.

Our business depends largely on sales of components for a single aircraft program, the B737, which has had significant reductions in production rate, including suspensions, relating to the B737 MAX grounding and the COVID-19 pandemic. Additional suspensions or reductions in, or increases in, the B737 production rate and the rates for other programs have in the past created, and may in the future create, financial and disruption risks for the Company and its suppliers.
For the nine months ended September 28, 2023 and the twelve months ended December 31, 2022, 2021, and 2020, approximately 47%, 45%, 35%, and 19% of our net revenues, respectively, were generated from sales of components to Boeing for the B737 aircraft, as compared to 53% for the twelve months ended December 31, 2019, which was the most recent period to exclude impacts from the B737 MAX grounding and the global pandemic crises. While we have entered into long-term supply agreements with Boeing to continue to provide components for the B737 for the life of the aircraft program, including commercial and military P-8 derivatives, Boeing does not have any obligation to purchase components from us for any replacement for the B737 that is not a commercial derivative model as defined by (1) the Special Business Provisions (“Sustaining SBP”), which sets forth the specific terms of the supply arrangement for the B737, B747, B767 and B777 Programs (the “Sustaining Programs”), and (2) the General Terms Agreement (together with the Sustaining SBP (and any related purchase order or contract), as amended, the “Sustaining Agreement”), which sets forth other general contractual provisions, including provisions relating to termination, events of default, assignment, ordering procedures, inspections, and quality controls. Moreover, the contract is a requirements contract, and Boeing can reduce the purchase volume at any time and has done so in the past, including as a result of the B737 MAX grounding and the COVID-19 pandemic. Conversely, Boeing has in the past increased, and could in the future further increase, purchase volumes at any time and the advance notice we receive regarding any such changes may not be sufficient for us to be able to adequately prepare for the changes. Reductions and increases in purchase volumes also occur on other programs.
In March 2019, the B737 MAX fleet was grounded in the U.S. and internationally following accidents involving two B737 MAX aircraft. At Boeing’s direction, Spirit suspended all B737 MAX production beginning on January 1, 2020. Subsequently, there were a number of changes to production rates as a result of the grounding and COVID-19 impacts. These production changes created significant disruption for the Company and its B737 MAX suppliers.
Boeing’s deliveries of the B737 MAX resumed in December 2020, but the rate at which deliveries will continue and continued impacts of the grounding remain uncertain. We regularly make significant assumptions with respect to the B737 program regarding the number of units to be delivered each year, the period during which those units are likely to be produced, and the units’ expected sales prices, production costs, program tooling and other non-recurring costs, and routine warranty costs. In addition, we regularly make assumptions regarding estimated costs expected to be incurred until resuming a normal production rate consistent with 2019 production levels to determine which costs should be (i) included in program inventory and (ii) expensed when incurred as abnormal production costs. Changes in these estimates and assumptions with respect to the B737 program have had, and could continue to have, a material adverse impact on our financial position, results of operations, and/or cash flows.
We have had, and may in the future continue to have, difficulties in managing our cost structure to take into account changes in production schedules or to accommodate a ramp-up in production. We generally need to hire additional employees as rates increase and if we are not able to do so or are not able to do so at an efficient cost, our ability to meet increased production rates could be adversely affected. Conversely, production levels for the B737 MAX program or other programs could be reduced beyond current expectations. Changes in production schedules have materially adversely impacted, and could in the future materially adversely impact, our ability to comply with contractual obligations, our liquidity position and our business, financial condition, results of operations and cash flows.
We depend on Boeing and Airbus as our largest customers, and our business has in the past been, and may in the future be, negatively affected by actions they take, business difficulties they may experience or breaches of their obligations to us.
Boeing is our largest customer, and Airbus is our second-largest customer. For the nine months ended September 28, 2023 and the twelve months ended December 31, 2022, approximately 62%, 60% and 19%, 22% of our net revenues were generated from sales to Boeing and Airbus, respectively. Although part of our strategy is to diversify our customer base, we cannot assure that we will be successful in doing so. Even if we are successful in obtaining new customers, we expect that Boeing and Airbus will continue to account for a substantial portion of our sales. Our contracts with Boeing and certain of our contracts with Airbus are requirements contracts that do not require specific minimum purchase volumes. Boeing or Airbus can reduce, or increase, their purchase volumes at any time, and the advance notice we receive regarding any such changes may not be sufficient for us to be able to adequately prepare for the changes. If either of these customers reduces the requirements under our agreements (as Boeing did in 2019, 2020, and 2021 due to the B737 MAX grounding and the COVID-19 pandemic and other customers did in 2020 and 2021 due to the COVID-19 pandemic), terminates the agreements or portions of them (due to our breach), suspends or terminates one or more purchase orders in whole or in part, a termination for convenience (which is a provision included in most of the contracts) or otherwise, experiences a major disruption in its business (such as a strike, work stoppage, slowdown, or a supply chain problem) or experiences a deterioration in its business, financial condition, access to credit, or liquidity, our business, financial condition, and results of operations could be materially adversely affected. Any monetary damages we receive from Airbus or Boeing as a result of a contractual termination may not be sufficient to cover our actual damages.
We have incurred significant operating losses in the last few years, and we cannot guarantee you that we will not incur substantial operating losses in the future.
Since 2020, we have incurred significant operating losses. Our net loss was $691.6 million, $545.7 million, $540.8 and $870.3 million for the nine months ended September 28, 2023 and the years ended December 31, 2022, 2021 and 2020, respectively. We cannot guarantee that we will not incur significant expenses and operating losses in the future, including as a result of the risks described in this section. We have relied, and may continue to rely, on our customers and sources of debt and equity financing to operate our business, and we cannot guarantee you that we will have access to these liquidity sources on terms acceptable to us, or at all. The net losses we incur may fluctuate significantly from quarter to quarter and year to year. If we are unable to become or remain profitable and we continue to have operating losses, our business, financial condition, and results of operations could be materially adversely affected and the value of our securities, including our common stock, could significantly decline.
Our backlog is subject to change, potentially with short notice.
From time to time, we disclose our expected backlog associated with large commercial aircraft, business and regional jets, and military equipment deliveries, calculated based on contractual and historical product prices and expected delivery volumes. Impacts from global events have in the past caused, and may in the future cause, our backlog to deteriorate due to order cancellations or delays, potentially with short notice. Backlog is calculated based on Boeing’s and Airbus’ announced backlog on our supply agreements (which are based on orders from customers) and the number of units the Company is under contract to produce on our fixed quantity contracts. Accordingly, we rely on the latest available information from Boeing and Airbus to calculate our backlog, which may not reflect cancellations they expect to make but have not yet announced. The number of units may be subject to cancellation or delay by the customer prior to shipment, depending on contract terms. For example, our contract with Boeing for the B737 program is a requirements contract, and Boeing can reduce the purchase volume at any time. The level of unfilled orders at any date during the year may be materially affected by the timing of our receipt of firm orders and additional airplane orders, and the speed with which those orders are filled. Accordingly, our expected backlog does not necessarily represent the actual amount of deliveries or sales for any future period.
Our business depends, in part, on securing work for replacement programs.
While we have entered into long-term supply agreements with respect to the Sustaining Programs, Boeing does not have any obligation to purchase components from us for any subsequent variant of these aircrafts that is not a commercial derivative as defined by the Sustaining Agreement. If we are unable to obtain significant aerostructures supply business for any variant of these aircrafts for which we provide significant content, such as the B737 MAX, our business, financial condition, and results of operations could be materially adversely affected.

We operate in a very competitive business environment.
As the Company seeks to further diversify its program portfolio and product offerings and expand its customer base, we face substantial competition from both OEMs and non-OEM aerostructures suppliers. OEMs may choose not to outsource production of aerostructures due to, among other things, their own direct labor and other overhead considerations and capacity utilization at their own facilities. Consequently, traditional factors affecting competition, such as price and quality of service, may not be significant determinants when OEMs decide whether to produce a part in-house or to outsource.
Some of our non-OEM competitors have greater resources than we do and may be able to adapt more quickly to new or emerging technologies and changes in customer requirements or devote greater resources to the promotion and sale of their products than we can. Consolidation of or partnerships among our competitors could also increase their financial resources, market penetration and purchasing power. Providers of aerostructures have traditionally competed on the basis of cost, technology, quality, and service. We believe that developing and maintaining a competitive advantage will require continued investment in product development, engineering, supply-chain management, and sales and marketing, and we may not have enough resources to make such investments.
It is very difficult for new aerostructures suppliers to compete against incumbent suppliers for work under an existing contract, because the OEM and the supplier typically spend significant amounts of time and capital on design, manufacture, testing, and certification of tooling and other equipment. A supplier change would require further testing and certification and the expensive movement of existing tooling or the development of new tooling, and would likely result in production delays and additional costs to both the OEM and the new supplier. These high switching costs make it more difficult for us to bid competitively against existing suppliers and less likely that an OEM will be willing to switch suppliers during the life of an aircraft program, which could materially adversely affect our ability to obtain new work on existing aircraft programs.
Prolonged periods of inflation where we do not have adequate inflation protections in our customer contracts have had, and could continue to have, a material adverse effect on our results of operations.
A majority of our sales are conducted pursuant to long-term contracts that set fixed unit prices and may include specific periods when prices are renegotiated. Certain, but not all, of these contracts provide for price adjustments for inflation or abnormal escalation. Although we have attempted to minimize the effect of inflation on our business through contractual protections, as a result of the presence of longer pricing periods within our contracts, we have been, and will in the future be, impacted by sustained or higher than anticipated increases in costs of labor or material. Prolonged global inflationary pressures have impacted energy, freight, raw material and other costs in addition to increased interest costs and labor costs. As described above, in certain situations, we have the ability to recover certain abnormal inflationary impacts through our contractual agreements with our customers. However, in most instances we must fully absorb cost overruns, and we anticipate that we will experience reduced levels of profitability related to inflationary impacts until such time as the rate of inflation subsides to normal historical levels. Furthermore, the price of certain raw materials on which we are dependent (e.g., aluminum, titanium, or composite material) have had, and could continue to have isolated price increases without inflationary impacts on the broader economy, where we are not entitled to inflation protection under certain of our contracts. Substantial cost increases have had, and could continue to have, a material adverse effect on our results of operations.
Our commercial business is cyclical and sensitive to commercial airlines’ profitability.
Our customers’ business, and therefore our own, is directly affected by the financial condition of commercial airlines and other economic factors, including global economic conditions and geopolitical considerations that affect the demand for air transportation. Specifically, our commercial business is dependent on the demand from passenger airlines and cargo carriers for the production of new aircraft. Accordingly, demand for our commercial products is tied to the worldwide airline industry’s ability to finance the purchase of new aircraft and the industry’s forecasted demand for seats, flights, routes, and cargo capacity. Availability of financing to non-U.S. customers depends in part on the continued operations of the U.S. Export-Import Bank. The level of interest rates, which have fluctuated significantly in the past and are likely to fluctuate in the future, also could have an adverse effect on the ability of the airline industry to finance the purchase of new aircraft. Additionally, the size and age of the worldwide commercial aircraft fleet affects the demand for new aircraft and, consequently, for our products. Such factors, in conjunction with evolving economic conditions, cause the market in which we operate to be cyclical to varying degrees, thereby affecting our business and operating results.
Our business and results of operations have been, and could in the future be, adversely impacted, possibly materially, by pandemics and other public health emergencies, or the fear thereof.
Pandemics, including the COVID-19 pandemic, and other public health emergencies, or the fear thereof, have in the past negatively affected, and may in the future negatively affect, our business and results of operations. Factors that have in the past impacted, and may in the future impact, our business and results of operations include: the severity, extent, and duration of the pandemic or public health emergency and its impact on the aircraft industry and aviation demand; any production suspensions or reductions relating to the pandemic or public health emergency; the effectiveness of vaccines and treatments; government health and protection policies, including travel restrictions and bans, bans on public gatherings, and closures of non-essential businesses; vaccination requirements, including any potential impacts on our ability to retain and recruit the workforce required to meet production requirements; economic stimulus efforts; economic recessions; any inability of significant portions of our workforce to work effectively, including because of illness, remote work, quarantines, social distancing, government actions or other restrictions; potential lawsuits or regulatory actions due to spread of the pandemic or other public health emergency in the workplace; our ability to maintain our compliance practices and procedures, financial reporting processes and related controls, and to manage any complex accounting issues; any impacts on our vendors and outsourced business processes and their process and controls documentation; potential failure or reduced capacity of third parties on which the Company relies, including suppliers, lenders, and other business partners, to meet the Company’s obligations and needs; the impact on our contracts with our customers and suppliers, including force majeure provisions; the impact on the financial markets, including volatility in the financial markets; the availability and cost of credit to the Company; supply chain disruptions; and increased costs for transportation and raw materials.
The COVID-19 pandemic created significant disruptions that have in the past adversely affected, and could in the future adversely affect, our business, financial condition, liquidity and results of operations. The extent to which the COVID-19 pandemic will negatively affect our businesses, financial condition, liquidity and results of operations will depend on, among other things, future developments, including any resurgence of cases, the emergence of new variants of the virus and the effectiveness of vaccines and treatments over the long term and against new variants, which are highly uncertain and cannot be predicted.
Our business and results of operations could be adversely affected by disruptions in the global economy caused by Russia’s invasion of Ukraine and the conflict in the Middle East and related sanctions and other developments.
The war between Russia and Ukraine has negatively affected, and the war as well as the conflict in the Middle East may in the future negatively affect, the global economy. Governments around the world have imposed economic sanctions and export controls on certain industry sectors and parties in Russia and other jurisdictions, and Russia has responded with its own restrictions against investors and countries outside Russia and adopted additional measures aimed at non-Russia owned businesses. The war in the Middle East may also result in sanctions being imposed in response to the conflict, including trade and transport restrictions. Businesses in the U.S. and globally have experienced shortages in materials and increased costs for transportation, energy and raw materials due in part to the negative effects of the war in Ukraine on the global economy. The war between Russia and Ukraine, the conflict in the Middle East and other hostilities have resulted in, and could continue to result in, among other things, supply chain disruptions (including accelerated changes to alternate sourcing of certain raw materials, which has resulted in increased costs), further increased risk of cyber attacks, higher inflation and market volatility. For example, although the recent outbreak of war in Israel and the Gaza Strip has not materially impacted our supply chain, the potential for expansion of the conflict in the surrounding region may impact certain of our suppliers’ ability to continue production or make timely deliveries of supplies required for us to produce and timely deliver our products. The extent and duration of these conflicts, sanctions and resulting market disruptions are impossible to predict, and our business and results of operations could be materially adversely affected.

Risks Related to Our Operations
Our business depends on our ability to maintain a healthy supply chain, meet production rate requirements, and timely deliver products that meet or exceed stringent quality standards.
Our business depends on our ability to maintain a healthy supply chain, achieve planned production rate targets, and meet or exceed stringent delivery, performance and reliability standards. The supply chain for large commercial aerostructures is complex and involves hundreds of suppliers and their employees from all over the world. Certain parts of our supply chain have experienced, and may continue to experience, various challenges, including inflationary pressures, financial difficulties and challenges related to hiring and retaining a skilled workforce.
In addition, operational issues, including delays or defects in supplier components, have resulted and could continue to result in significant out-of-sequence work and increased production costs, as well as delayed deliveries to customers. Our suppliers’ failure to provide parts that meet our technical specifications has adversely affected and could continue to adversely affect production schedules and contract profitability. We have not always been able to find and in the future we may not be able to find acceptable alternatives, and any such alternatives in some cases have resulted and could continue to result in increased costs for us and forward losses on certain contracts. Even if acceptable alternatives are found, the process of locating and securing such alternatives has been and may continue to be disruptive to our business, including our ability to execute any factory recovery plans, and might lead to termination of our supply agreements with our customers.
Our suppliers continue to encounter financial difficulty due to the pandemic and residual effects of the B737 MAX grounding. Absent financial support, suppliers may not be able to meet commitments under their agreements with us. In the past our suppliers have, and they could in the future, fail to supply critical parts individually or in the aggregate and if we are not able to secure timely and adequate replacements, we may breach our obligations to our customers. As a result of a breach, customers generally may terminate their agreements or proceed against us for damages and our business, financial condition, results of operations and cash flows could be materially adversely impacted.
Additionally, the Company’s ability to meet production rate increases is dependent upon several factors, including expansion and alignment of its production facilities, tooling, and equipment; improved efficiencies in its production line; on-time delivery of component parts from the Company’s suppliers; adequate supply and costs of skilled labor; and implementation of customer customizations upon demand. From time-to-time the Company has experienced, and may continue to experience, quality or delivery timing disruptions. This includes common carrier disruptions and other disruptions that affect manufacturing lines, any of which could have a material adverse impact on the Company’s ability to meet commitments to its customers and on its future financial results.
In some cases, in order to meet these increases in production rates, we have made and will need to make in the future significant capital expenditures to expand our capacity and improve our performance or find alternative solutions such as outsourcing some of our existing work to free up additional capacity. While some of these expenditures will be reimbursed by our customers, we could be required to bear a significant portion of the costs. For example, in October 2023, we entered into a memorandum of agreement with Boeing that, among other things, provides funding for tooling and capital through 2025. However, we cannot assure you that we will always be able to reach similar agreements, and costs not reimbursed by such agreements could be significant. In addition, the increases in production rates could cause disruptions in our manufacturing lines, which could materially adversely impact our ability to meet our commitments to our customers and have a resulting adverse effect on our financial condition and results of operations.
Our operations depend on our ability to maintain continuing, uninterrupted production at our manufacturing facilities and our suppliers’ facilities.
Our manufacturing facilities or our suppliers’ manufacturing facilities could be damaged or disrupted by, among other things, a natural disaster, war, terrorist activity, interruption of utilities, public health crises (such as the COVID-19 pandemic) or sustained mechanical failure. Although we have obtained property damage and business interruption insurance where we deem appropriate, a sustained mechanical failure of a key piece of equipment, major catastrophe (such as a fire, flood, tornado, hurricane, major snow storm, or other natural disaster), war, or terrorist activities in any of the areas where we or our suppliers conduct operations could result in a prolonged interruption of all or a substantial portion of our business. Any disruption resulting from these events could cause significant delays in shipments of products and the loss of sales and customers. We may not have insurance to adequately compensate us for any of these events. A large portion of our operations takes place at one facility in Wichita, Kansas, and any significant damage or disruption to this facility in particular would materially adversely affect our ability to service our customers. Additionally, while any insurance proceeds may cover certain business interruption expenses, certain deductibles and limitations will apply and no assurance can be made that all recovery costs will be covered. See also “Increases in labor costs, potential labor disputes, and work stoppages at our facilities or the facilities of our suppliers or customers have impacted, and could materially adversely affect, our financial performance.”
Interruptions in deliveries of or increased prices for components or raw materials used in our products have materially adversely impacted, and could continue to materially adversely impact, production and our business.
We are highly dependent on the availability of essential materials and purchased components from our suppliers, some of which are available only from a sole source or limited sources. Our dependency upon regular deliveries from particular suppliers of components and raw materials means that interruptions or stoppages in such deliveries could materially adversely affect our operations until arrangements with alternate suppliers, to the extent alternate suppliers exist, could be made. If any of our suppliers were unable or were to refuse to deliver materials to us for an extended period of time, or if we were unable to negotiate acceptable terms for the supply of materials with these or alternative suppliers, our business could suffer and be materially affected.
Our continued supply of materials is subject to a number of risks including:
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the destruction of or damage to our suppliers’ equipment, facilities or their distribution infrastructure;

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global economic conditions, embargoes, force majeure events, domestic or international acts of hostility, terrorism, war, pandemic, or other events impacting our suppliers’ ability to perform;

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a work stoppage or strike by our suppliers’ employees;

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the failure of our suppliers to provide materials of the requisite quality or in compliance with specifications;

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the failure of our suppliers to satisfy U.S. and international import and export control laws;

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the failure of our suppliers to meet regulatory standards;

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the failure, shortage, or delay in the delivery of raw materials to our suppliers;

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imposition of tariffs and similar import limitations on us or our suppliers; and

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contractual amendments and disputes with our suppliers.

In addition, our profitability is affected by the prices of the components and raw materials, such as titanium, aluminum, steel, and carbon fiber, used in the manufacturing of our products. These prices fluctuate based on factors beyond our control, including inflation, world oil prices, changes in supply and demand, general economic conditions, labor costs, competition, import duties, tariffs, the availability and cost of freight, the availability and cost of utilities, currency exchange rates, hostilities in jurisdictions that affect raw materials and, in some cases, government regulation, and we do not use derivative commodity instruments to hedge our exposure to changes in the price of raw materials. Although our supply agreements with Boeing and Airbus allow us to pass on to our customers certain unusual increases in component and raw material costs in limited situations, in certain cases we have not been, and may in the future not be, fully compensated by the customers for the entirety of any such increased costs.
Cyber attacks, network security breaches, service interruptions, data corruption or misuse or Privacy Regulation (defined below) violations pose significant risks to our business and operations.
We and our customers, suppliers, and other third parties with which we work rely on information technology networks and systems to manage and support a variety of business activities, including procurement and supply chain, engineering support, and manufacturing. These networks and systems, some of which are managed by third-parties, are susceptible to damage, disruptions, or shutdowns due to failures during the process of upgrading or replacing software, databases or components thereof, power outages, hardware failures, computer viruses, attacks by computer hackers or insiders, telecommunication failures, user errors, or catastrophic events. If these networks and systems suffer severe damage, disruption, or shutdown and our or third parties’ business continuity plans do not effectively resolve the issues in a timely manner, our manufacturing process could be disrupted, resulting in late deliveries or even no deliveries if there is a total shutdown. This could have a material adverse effect on our reputation and we could face financial losses.
Further, we have experienced cyber attacks, and routinely experience cyber security threats and attempts to gain access to sensitive information, as do our customers, suppliers, and other third parties with which we work. We have established threat detection, monitoring, and mitigation processes and procedures and are continually exploring ways to improve these processes and procedures. However, the scope and impact of any future incident cannot be predicted, and we cannot provide assurance that these processes and procedures will be sufficient to prevent cyber security threats from materializing. Although we have not been materially impacted to date by a cyber security incident, we could experience significant operational impacts, financial or information losses and/or reputational harm in the future. Given the increasing complexity and sophistication of the tools and techniques used by threat actors, cyber attacks can occur and persist for an extended period of time before being detected, and we may not be able to anticipate these acts or respond timely. The extent of a particular cyber incident and the steps that we may need to take to investigate the incident may not be immediately clear, and it can take a significant amount of time before an investigation of the incident can be completed and full and reliable information about the incident is known, if ever. While an investigation is ongoing, we may not know the extent of the harm caused by a cybersecurity incident or how best to remediate any harm. Moreover, new regulations may require us to disclose information about a material cybersecurity incident before it has been resolved or fully investigated. In addition, as threats continue to evolve and increase, and as the regulatory environment related to information security, data collection and use, and privacy has become and continues to become more rigorous, we have been required, and expect to continue to need to, make investments to enhance our detection, monitoring, and mitigation processes and procedures, which could adversely impact our results of operations.
If we are unable to protect sensitive or confidential information from cybersecurity threats and attacks, our customers or governmental authorities could question the adequacy of our threat mitigation and detection processes and procedures and, as a result, our present and future business could be negatively impacted. Data privacy regulations, including but not limited to the General Data Protection Regulation (EU), Data Protection Act 2018 (UK), Law No. 09-08 (Morocco), and Personal Data Protection Act 2010 (Malaysia) (collectively, “Privacy Regulations”), impose a range of compliance obligations applicable to the collection, use, retention, security, processing, and transfer of personally identifiable information. Various U.S. states and other governmental authorities around the world have imposed or are considering similar types of laws and regulations, data breach reporting and penalties for non-compliance and increasing security requirements. These laws and regulations are broad in scope and are subject to evolving interpretation and we have in the past been, and in the future could be, required to incur substantial costs to monitor compliance or to alter our practices. Moreover, these new laws and regulations could diverge and conflict with each other in certain respects. As new privacy-related laws and regulations are implemented, the time and resources needed for us to comply with such laws and regulations, as well as our potential liability for non-compliance and reporting obligations in the case of data breaches, has increased and may further increase. Violations of the Privacy Regulations may result in significant fines and sanctions. Any failure, or perceived failure, to comply with the Privacy Regulations, or any other privacy, data protection, information security, or consumer protection-related privacy laws and regulations, by us or our third parties with whom we are associated could result in financial losses and have an adverse effect on our reputation.
Our success depends in part on the success of our research and development initiatives.
In order for us to remain competitive, we have expended and will need to continue to expend significant capital to research and develop technologies, purchase new equipment and machines, and train our employees in the new methods of production and service. Our expenditures on our research and development efforts may not create any new sales opportunities or increases in productivity that are commensurate with the level of resources invested.

We are in the process of developing specific technologies and capabilities in pursuit of new business and in anticipation of customers going forward with new programs. If any such programs do not go forward or are not successful, or if we are unable to generate sufficient new business, we may be unable to recover the costs incurred in anticipation of such programs or business and our profitability and revenues may be materially adversely affected.
While the Company intends to continue committing financial resources and effort to the development of innovative new technologies, a strain on the Company’s liquidity, such as the strain caused by the B737 MAX grounding and COVID-19 impacts, has in the past reduced and may in the future reduce the Company’s ability to expend capital to develop such technologies.
Significant regulatory, operational, and other risks are posed by climate change and the transition to a “low-carbon” economy in response to climate change.
Increased public awareness and concern over climate change have led to new and proposed legislative and regulatory initiatives internationally, in the U.S. and regionally, and may lead to additional legislation in the future. New or revised laws and regulations, or stricter interpretations of existing laws, in this area could directly and indirectly affect the Company, its customers, or its suppliers by increasing production costs, affecting customer preferences or otherwise impacting operations. Compliance with any new or more stringent laws or regulations, or stricter interpretations of existing laws, could require additional expenditures by the Company and could have an adverse effect on our business, financial condition, and results of operations. While the transition to a “low-carbon” economy may take place over decades, we are also subject to the risk that, over time, the existing products which provide much of our current revenue may be replaced with “lower-carbon” products the Company does not currently manufacture and which may take a significant amount of time for the Company to develop and manufacture. In addition, demand for the Company’s existing products may decrease as there is no guarantee that the Company will ultimately win substantially similar work content on new aircraft platforms. Additionally, transition to an entirely “low-carbon” portfolio may require material investments by the Company.
In addition, climate change is impacting the severity and frequency of natural disasters, including tornados, floods and hurricanes, and other severe weather events, which have in the past and could in the future disrupt our operations and adversely affect our business in a particular region or globally, as well as the activities of our suppliers and customers. Any of these events could result in temporary or long-term disruption of our operations, including as a result of physical damage to, or complete or partial closure of, one or more of our facilities, or have an impact on the operations of our suppliers or customers. If we are unable to restart operations quickly at key locations, find alternative suppliers or quickly repair damage, we could be late in delivering, or be unable to deliver, products to our customers, which could result in damage to our reputation, business and prospects, any of which could have an adverse effect on our results of operations and financial condition.
Existing insurance arrangements may not provide full protection for the costs that may arise from any climate change-related events, and recurring extreme weather events have in the past increased and could in the future continue to increase the cost of insurance or could reduce the availability of insurance. The risks associated with climate change continue to evolve, and we expect that climate change-related risks may increase over time.
Risks Related to Our Business Strategy
If we fail to implement our business strategy or if our business strategy is ineffective, our financial performance could be materially and adversely affected, and we may not achieve our financial goals.
Our financial performance and success depend in large part upon the effectiveness of our business strategy and our ability to implement our business strategy successfully. Implementation of our business strategy will require effective management of our operational, financial and human resources and will place significant demands on those resources. There are risks involved in pursuing our business strategy, including, but not limited to, those relating to:
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determining which business activities to pursue and prioritize;

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predicting, or responding to, changes in production schedules;

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managing our costs and expenses;

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continued access to capital and credit markets;

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hiring or retaining the personnel, including the executives and skilled workforce, necessary to manage our strategy effectively;

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implementing improvements to operational efficiency; and

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recording material forward losses or changes in estimates.

In addition to the risks set forth above, effectiveness of and the successful implementation of our business strategy could also be affected by a number of factors beyond our control, such as actions by Boeing and Airbus, increased competition, general economic conditions, government regulation and changes in industry trends. We may decide to alter or discontinue certain aspects of our business strategy at any time. If we are not able to implement our business strategy successfully, our long-term growth and profitability may be adversely affected. Even if we are able to implement some or all of the initiatives of our business strategy successfully, our operating results may not improve and could decline substantially.
In connection with our business strategy, we continue to evaluate and refine both our short-term and long-term financial objectives, including guidance we provide from time to time regarding our free cash flow targets and revenue targets for our segments. We may fail to achieve our targeted financial results if we are unsuccessful in implementing our strategies, our estimates or assumptions change or for any other reason. Failure to achieve our stated financial goals has negatively impacted, and could in the future further impact, the market price of our common stock and investor confidence in us.
Our acquisitions, joint ventures, strategic alliances and partnerships expose us to risks, including the risk that we may not be able to successfully integrate these businesses or achieve expected operating synergies.
As part of our business strategy, we from time-to-time have merged with or acquired businesses and/or formed joint ventures and strategic alliances and may continue to do so in the future. Combining our businesses may be more difficult, costly, or time consuming than expected. In addition, events outside of our control, including changes in regulation and laws as well as economic trends, could adversely affect our ability to realize the expected benefits from an acquisition. The success of our acquisitions will depend on, among other things, our ability to realize the anticipated benefits and cost savings from combining our and the acquired businesses in a manner that facilitates growth opportunities and realizes anticipated synergies and cost savings. The anticipated benefits and cost savings from acquisitions, as well as from joint ventures, strategic alliances and partnerships, may not be realized fully or at all, or may take longer to realize than expected or could have other adverse effects that we do not currently foresee. Further, the integration of acquired companies and managing relationships with joint venture partners involve a number of risks, including, but not limited to the diversion of management’s attention to the integration or oversight of operations, difficulties in the assimilation or cooperation of different cultures and practices, reliance on sellers under transition services agreements or partners under joint venture or alliance agreements, as well as in the assimilation of geographically dispersed operations and personnel, difficulties in the integration of departments, systems (including accounting, production, IT, and other critical systems), technologies, books and records and procedures, as well as in maintaining uniform standards, controls (including internal accounting controls), procedures, and policies and compliance with the Foreign Corrupt Practices Act, the U.K. Bribery Act and other applicable anti-bribery laws.
We face risks as we work to successfully execute on new or maturing programs.
New or maturing programs with new technologies typically carry risks associated with design responsibility, development of new production tools, hiring and training of qualified personnel, increased capital and funding commitments, ability to meet customer specifications, delivery schedules, unique contractual requirements, supplier performance, ability of the customer to meet its contractual obligations to us, and our ability to accurately estimate costs associated with such programs. In addition, any new or maturing aircraft program may not generate sufficient demand or may experience technological problems or significant delays in the regulatory certification or manufacturing and delivery schedule. If we were unable to perform our obligations under new or maturing programs to a customer’s satisfaction or manufacture products at our estimated costs, if we were unable to successfully perform under revised design and manufacturing plans or successfully resolve claims and assertions, or if a new or maturing program in which we had made a significant investment were to be terminated or experienced weak demand, delays or technological problems, our business, financial condition, and results of operations could be materially adversely affected. Some of these risks have affected our maturing programs to the extent that we have recorded significant forward losses and maintain certain of our maturing programs at zero or low margins due to our inability to overcome the effects of these risks, which have been greatly exacerbated, and may continue to be impacted, by significantly reduced production volumes, either now or in the future. We continue to face similar risks as well as the potential for default, quality problems, or inability to meet weight requirements and these could result in continued zero or low margins or additional forward losses, and the risk of having to write-off additional inventory if it were deemed to be unrecoverable over the life of the program. In addition, beginning new work on existing programs also carries risks associated with the transfer of technology, knowledge, and tooling.
In order to perform on new or maturing programs we may be required to construct or acquire new facilities requiring additional up-front investment costs. In the case of significant program delays and/or program cancellations, we could be required to bear certain unrecoverable construction and maintenance costs and incur potential impairment charges for the new facilities. Also, we may need to expend additional resources to determine an alternate revenue-generating use for the facilities. Likewise, significant delays in the construction or acquisition of a plant site could impact production schedules.
Risks Related to Legal and Regulatory Matters
The outcome of legal proceedings and government inquiries and investigations involving our business is unpredictable, and an adverse decision in any such matter could have a material effect on our financial position and results of operations.
We are involved in a number of legal proceedings including the proceedings disclosed in Note 13 to our unaudited consolidated financial statements for the quarter ended September 28, 2023 and Note 22 to our audited consolidated financial statements for the year ended December 31, 2022. These claims may divert financial and management resources that would otherwise be used to benefit our operations. No assurances can be given that the results of these matters will be favorable to us. An adverse resolution of any of these lawsuits could have a material impact on our financial position and results of operations. In addition, we are sometimes subject to government inquiries and investigations of our business due, among other things, to the heavily regulated nature of our industry and our participation in government programs. Any such inquiry or investigation could potentially result in an adverse ruling against us, which could have a material impact on our financial position and operating results. If we are unsuccessful in any action, we may be required to pay a significant amount of monetary damages that may be in excess of our insurance coverage.
We do not own most of the program specific intellectual property and tooling used in our business.
Our business depends on using certain intellectual property and tooling that we have rights to use under license grants from our customers. If these licenses are terminated due to a default or otherwise, our business may be materially affected. In addition, we license some of the intellectual property needed for performance under some of our supply contracts from our customers under those supply agreements. We must honor our contractual commitments to our customers related to intellectual property and comply with infringement laws governing our use of intellectual property. In the event we obtain new business from new or existing customers, we will need to pay particular attention to these contractual commitments and any other restrictions on our use of intellectual property to make sure that we will not be using intellectual property improperly in the performance of such new business. In the event we use any such intellectual property improperly, we could be subject to an infringement or misappropriation claim by the owner or licensee of such intellectual property.
In the future, our entry into new markets may be facilitated by obtaining additional license grants from our customers. If we are unable to negotiate additional license rights on acceptable terms (or at all) from these customers, our ability to enter new markets may be restricted.

Our business could be materially adversely affected by product warranty obligations or defective product claims.
We are exposed to liabilities that are unique to the products and services we provide. Our operations expose us from time to time to rework obligations, liabilities for warranty or other claims with respect to aircraft components that have been designed, manufactured, or serviced by us or our suppliers. We maintain insurance for certain risks, but the amount of our insurance coverage may not cover all claims or liabilities and we may be forced to bear substantial costs. Material obligations in excess of our insurance coverage (or other third-party indemnification) could have a material adverse effect on our business, financial condition, and results of operations. For example, in April 2023, we issued a notice of escapement to Boeing related to a quality issue on the B737 Vertical Fin Attach Fitting, which impacted production costs, including the impact of factory disruption. Although this issue was resolved as a result of the memorandum of agreement with Boeing entered into on October 12, 2023 (the “MOA”) as to quality issues with our products, it can be difficult or impossible to estimate total costs relating to such issues as a result of the uncertainty regarding, among other things, the total number of affected units, the methods of acceptable repair, the total amount of time required to complete any repairs, and at what point in time and what manner repairs would be completed. Quality issues with our products have resulted, and could in the future result, in negative publicity and have in the past had, and could in the future have, material adverse impacts on our production costs (including as a result of factory disruption), our reputation, our stock price and/or our business, financial condition and results of operations. In addition, from time to time, we make changes to our build processes in light of quality issues. These changes to our processes can require significant investment and we cannot guarantee that the changes will be successful and that any quality issues will be resolved. If our products are found to be defective and lacking in quality, or if one of our products causes an accident, our reputation could be damaged and our ability to retain and attract customers could be materially adversely affected.
The profitability of certain programs depends significantly on the assumptions surrounding satisfactory settlement of customer claims and assertions.
For certain of our programs, we regularly commence work or incorporate customer requested changes prior to negotiating pricing terms for engineering work or the product that has been modified. We typically have the contractual right to negotiate pricing for customer directed changes. In those cases, although we assert to our customers our contractual rights to obtain the additional revenue or cost reimbursement we expect to receive upon finalizing pricing terms, we cannot guarantee that will always be successful in doing so. An expected recovery value of these assertions is incorporated into our contract profitability estimates. Our inability to recover these expected values, among other factors, has resulted, and could continue to result, in the recognition of significant forward loss on certain programs and has had, and could continue to have, a material adverse effect on our results of operations.
Risks Related to Our Governmental and Global Activities
Our global footprint subjects us to the risks of doing business in foreign countries.
We have activities and operations globally (through wholly owned indirect or direct subsidiaries and joint ventures), including in the United Kingdom, France, Malaysia, Morocco, China and Taiwan. In addition, we derive a significant portion of our revenues from sales by Boeing and Airbus to customers outside the U.S and, for the nine months ended September 28, 2023 and the twelve months ended December 31, 2022, direct sales to our non-U.S. customers accounted for approximately 22% and 24%, respectively, of our net revenues. We expect that our and our customers’ international sales will continue to account for a significant portion of our net revenues for the foreseeable future. As a result, we are subject to risks of doing business internationally, including:
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changes in regulatory requirements applicable to our industry and business, including without limitation, changes in tariffs (imposed or threatened) on imports, including tariffs imposed in a retaliatory manner on U.S. exports, embargoes, export controls, and other trade restrictions or barriers;

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changes in the political, economic, legal, tax and social conditions in the countries we do business in;

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changes in policies and initiatives including with respect to foreign exchange, foreign investment, and government industrial cooperation requirements;

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the ability to secure clearances, approvals or licenses, including any requirements mandated by the U.S. Commerce Department, to maintain the ability to provide product or services to certain countries or customers;

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compliance with foreign labor laws, which generally provide for increased notice, severance and consultation requirements compared to U.S. laws; difficulties enforcing intellectual property and contractual rights in certain jurisdictions; the complexity and necessity of using foreign representatives and consultants;

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uncertainties and restrictions concerning the availability of funding credit or guarantees;

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potential or actual withdrawal or modification of international trade agreements;

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modifications to sanctions imposed on other countries; changes to immigration policies that may present risks to companies that rely on foreign employees or contractors;

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compliance with antitrust and competition regulations;

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differences in business practices;

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the difficulty of management and operation of an enterprise spread over various countries;

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compliance with a variety of foreign laws, as well as U.S. laws affecting the activities of U.S. companies abroad, including the Foreign Corrupt Practices Act, the U.K. Bribery Act and other applicable anti-bribery and sanctions laws; and

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economic and geopolitical developments and conditions, including domestic or international hostilities (including the wars in Ukraine and the Middle East), acts of terrorism or war and governmental reactions, inflation, trade relationships, and military and political alliances.

While these factors and the effect of these factors are difficult to predict, adverse developments in one or more of these areas have in the past materially adversely affected, and could in the future materially adversely affect, our business, financial condition, and results of operations in the future.
Our business is subject to regulation in the U.S. and internationally.
The manufacturing of our products is subject to numerous federal, state, and foreign governmental regulations including related to environmental, health and safety laws and regulations. The number of laws and regulations that are being enacted or proposed by various governmental bodies and authorities are increasing. Compliance with these regulations is difficult and expensive. If we fail to adhere, or are alleged to have failed to adhere, to any applicable federal, state, or foreign laws or regulations, or if such laws or regulations negatively affect sales of our products, our business, prospects, results of operations, financial condition, or cash flows may be adversely affected by penalties or sanctions or reputational degradation. In addition, our future results could be adversely affected by changes in applicable federal, state, and foreign laws and regulations, or the interpretation or enforcement thereof.
Our operations involve the use of large amounts of hazardous substances and regulated materials and generate many types of wastes, including emissions of hexavalent chromium and volatile organic compounds, and certain chlorinated and brominated hydrocarbon solvents, greenhouse gases such as carbon dioxide. Spills and releases of these materials may subject us to clean-up liability for remediation and claims of alleged personal injury, property damage, and damage to natural resources, and we may become obligated to reduce our emissions of hexavalent chromium, volatile organic compounds and/or greenhouse gases. We cannot give any assurance that the aggregate amount of future remediation costs and other environmental liabilities will not be material.
The Company’s chemical milling and vapor degreasing processes use various regulated substances that are identified as TSCA (Toxic Substances Control Act) initial chemicals evaluated in risk assessments prescribed by the Lautenburg Chemical Safety Act in the U.S., and therefore may be subject to additional regulations in the near future. The Company is investigating the use of alternative solvents and processes, including control technologies which may require material expenditures, however this business will remain dependent on the availability, use and cost of these materials for the immediate future. To the extent these alternative solutions are not viable, or any enacted regulation does not provide an exception, there could be material capital expenditures required to comply with elimination of the chemicals used in our current processes.
In connection with prior acquisitions, we may be indemnified or insured, subject to certain contractual limitations and conditions, for certain clean-up costs and other losses, liabilities, expenses, and claims related to existing environmental conditions on the acquired properties. If indemnification or insurance is not sufficient to cover any potential environmental liability, we may be required to make material expenditures.
In the future, contamination may be discovered at or emanating from our facilities or at off-site locations where we send waste. The remediation of such newly discovered contamination, related claims for personal injury or damages, or the enactment of new laws or a stricter interpretation of existing laws, may require us to make additional expenditures, some of which could be material.
As a manufacturer and exporter of defense and dual-use technical data and commodities, we are subject to U.S. laws and regulations governing international trade and exports, including, but not limited to, the International Traffic in Arms Regulations, administered by the U.S. Department of State, and the Export Administration Regulations, administered by the U.S. Department of Commerce. Collaborative agreements that we may have with foreign persons, including manufacturers and suppliers, are also subject to U.S. export control laws. In addition, we are subject to trade sanctions against embargoed countries, which are administered by the Office of Foreign Assets Control within the U.S. Department of the Treasury. A determination that we have failed to comply with one or more of these export controls or trade sanctions could result in civil or criminal penalties, including the imposition of fines upon us as well as the denial of export privileges and debarment from participation in U.S. government contracts. Additionally, restrictions may be placed on the export of technical data and goods in the future as a result of changing geopolitical conditions. Any one or more of such sanctions could have a material adverse effect on our business, financial condition, and results of operations.
The U.S. Government is a significant customer of certain of our customers, and we and they are subject to specific U.S. Government contracting rules and regulations.
We provide aerostructures to defense aircraft manufacturers. Our defense customers’ businesses, and by extension, our business, is affected by the U.S. Government’s continued commitment to programs under contract with our customers. Contracts with the U.S. Government generally permit the government to terminate contracts partially or completely, with or without cause, at any time. An unexpected termination of a significant government contract, a reduction in expenditures by the U.S. Government for aircraft using our products, lower margins resulting from increasingly competitive procurement policies, a reduction in the volume of contracts awarded to us, or substantial cost overruns could materially reduce our cash flow and results of operations. We bear the potential risk that the U.S. Government may unilaterally suspend our defense customers or us from new contracts pending the resolution of alleged violations of procurement laws or regulations.
Decline in the U.S. defense budget or change of defense strategies or funding priorities (as a result of political environment, macroeconomic conditions and the ability of the U.S. Government to enact legislation or otherwise) may reduce demand for our defense customers’ aircraft or lead to competitive procurement conditions, which may reduce our defense business sales or margins. Further, changes in U.S. Government procurement policies, regulations, initiatives and requirements may adversely impact our ability to grow our defense business.
The Federal Aviation Administration prescribes standards and qualification requirements for aerostructures, including virtually all commercial airline and general aviation products, and licenses component repair stations within the U.S. Comparable agencies, such as the European Aviation Safety Agency in Europe, regulate these matters in other countries. If we fail to qualify for or obtain a required license for one of our products or services or lose a qualification or license previously granted, the sale of the subject product or service would be prohibited by law until such license is obtained or renewed and our business, financial condition, and results of operations could be materially adversely affected. In addition, designing new products to meet existing regulatory requirements and retrofitting installed products to comply with new regulatory requirements can be expensive and time consuming.

A facility securities clearance (“FCL”) is required for a company to be awarded and perform on classified contracts for the Department of Defense (“DOD”) and certain other agencies of the U.S. Government. If we were to violate the terms and requirements of the National Industrial Security Program Operating Manual or any other applicable U.S. Government industrial security regulations, we could lose our FCLs. We cannot give any assurance that we will be able to maintain our FCLs. If for some reason our FCLs are invalidated or terminated, we may not be able to continue to perform under our classified contracts in effect at that time, and we would not be able to enter into new classified contracts, which could adversely affect our revenues.
Under applicable federal regulations for defense contractors, we are required to comply with the Cybersecurity Maturity Model Certification (“CMMC”) program in the next several years and other similar cybersecurity requirements. Compliance with the CMMC is costly and complex. To the extent that we are unable to comply with the CMMC or other requirements, we may be unable to maintain or grow our business with the DOD or its prime customers.
Risks Related to Employment Matters
In order to be successful, we must attract, retain, train, motivate, develop and transition key employees, and failure to do so could harm our business.
In order to be successful, we must attract, retain, train, motivate, develop, and transition qualified executives and other key employees, including those in managerial, manufacturing, and engineering positions. Competition for experienced employees in the aerospace industry, and particularly in Wichita, Kansas, where the majority of our manufacturing and executive offices are located, is intense. Our ability to attract and retain qualified executives and other key employees depends on a number of factors, including prevailing market conditions and compensation packages offered by companies competing for the same talent. The location of our offices, particularly our headquarters in Wichita, Kansas, and our remote working arrangements may not meet the needs or expectations of our employees, including senior management or other key employees, or may not be viewed as competitive, which could negatively impact our ability to attract and retain highly skilled employees.
The failure to successfully hire executives, including a new chief executive officer, and key employees or to implement succession plans for executives and key employees, or the loss of any executives and key employees, could have a significant impact on our operations. Further, changes in our management team may be disruptive to our business and any failure to successfully transition and assimilate key new hires or promoted employees could adversely affect our business and results of operations. In particular, we have to incur costs to replace executives or other key employees who leave, and our ability to execute our business strategy could be impaired if we are unable to replace such persons in a timely manner or at all.
In addition, the Company’s operations and strategy require that we employ a critical mass of highly skilled employees with industry experience and engineering, technical, or mechanical skills. As the Company experiences an increase in retirements, the level of skill replacing our experienced workers is being impacted due to the availability of skilled labor in the market and low unemployment rates. As the Company has expanded its defense business, the Company faces risks related to its ability to hire and retain individuals who have, are able to obtain, a security clearance. Our inability to attract and retain skilled employees may adversely impact our ability to meet our customers’ expectations, the cost and schedule of development projects, and the cost and efficiency of existing operations.
Increases in labor costs, potential labor disputes, and work stoppages at our facilities or the facilities of our suppliers or customers have impacted, and could materially adversely affect, our financial performance.
Our financial performance is affected by the availability of qualified personnel and the cost of labor. A majority of our workforce is represented by unions. If we were unable to renew major labor agreements at expiration, or if our workers were to engage in a strike, work stoppage, or other slowdown, we could experience a significant disruption of our operations, which could cause us to be unable to deliver products to our customers on a timely basis and could result in a breach of our supply agreements. This could result in a loss of business and an increase in our operating expenses, which could have a material adverse effect on our business, financial condition, and results of operations. For example, on June 21, 2023, employees represented by the International Association of Machinists and Aerospace Workers (“IAM”) voted to reject the

Company’s contract offer and strike. In response, the Company suspended its Wichita operations and IAM represented employees began to strike following the expiration of the contract on June 24, 2023. Although a new contract was ratified by IAM-represented employees on June 29, 2023, our labor costs will be higher than the previous IAM contract by approximately $80.0 million annually and we incurred strike disruption charges, changes in estimates during the period related to higher wages and other employee benefits resulting from the new contract and a reduction in deliveries of certain aircraft, including the B737, which will negatively impact expected revenue, earnings and cash flow. Any future strike or similar disruption could have similar adverse impacts. In addition, our non-unionized labor force may become subject to labor union organizing efforts, which could cause us to incur additional labor costs and increase the related risks that we now face.
Due to the receipt of occasional government incentives, we have certain commitments to keep our programs in their current locations. This may prevent us from being able to offer our products at prices that are competitive in the marketplace and could have a material adverse effect on our ability to generate new business.
In addition, many aircraft manufacturers, airlines, and aerospace suppliers, including certain of our customers, have unionized work forces. Any strikes, work stoppages, or slowdowns experienced by aircraft manufacturers, airlines, or aerospace suppliers could reduce our customers’ demand for additional aircraft structures or prevent us from completing production of our aircraft structures. Union negotiations, strikes, work stoppages, or slowdowns at our customers could also directly or indirectly impact our business.
We could be required to make future contributions to our defined benefit pension and post-retirement benefit plans and our costs may substantially increase in connection with such plans as a result of adverse changes in interest rates and the capital markets, changes in actuarial assumptions and legislative or other regulatory actions.
Our estimates of liabilities and expenses for pensions and other post-retirement benefits incorporate significant assumptions including the rate used to discount the future estimated liability, the long-term rate of return on plan assets, and several assumptions relating to the employee workforce (salary increases, medical costs, retirement age, and mortality). A dramatic decrease in the fair value of our plan assets resulting from movements in the financial markets or a decrease in discount rates may cause the status of our plans to go from an over-funded status to an under-funded status and result in cash funding requirements to meet any minimum required funding levels. Our results of operations, liquidity, or shareholders’ equity in a particular period could be affected by a decline in the rate of return on plan assets, the rate used to discount the future estimated liability, or changes in employee workforce assumptions.
In 2020, we acquired the outstanding equity of Short Brothers plc (“Shorts”) and Bombardier Aerospace North Africa SAS (“BANA”), and substantially all the assets of the maintenance, repair and overhaul business in Dallas, Texas, along with the assumption of certain liabilities of Shorts and BANA. Shorts sponsors the Shorts Pension, a defined benefit pension plan that is closed to new participants. The Shorts Pension closed to the future accrual of additional benefits for current participants at the end of 2021.
Following future valuations of the Shorts Pension’s assets and liabilities or following future discussions with the Shorts Pension’s trustee, the annual funding obligation and/or the arrangements to ensure adequate funding for the Shorts Pension may change. The future valuations under the Shorts Pension are affected by a number of assumptions and factors, including legislative or other regulatory changes; assumptions regarding interest rates, currency rates, inflation, mortality, and retirement rates; the investment strategy and performance of the Shorts Pension’s assets; and actions by the U.K. Pensions Regulator. Recent volatile economic conditions have increased the risk that the funding requirements increase following the next triennial valuation. The U.K. Pensions Regulator also has powers under the Pensions Act 2004 to impose a contribution notice or a financial support direction on Shorts (and other persons connected with the Company or Shorts) if, in the case of a contribution notice, the U.K. Pensions Regulator reasonably believes such person has been party to an act, or deliberate failure to act, intended to avoid pension liabilities or that is materially detrimental to the pension plan, or, in the case of a financial support direction, if a plan employer is a service company or insufficiently resourced and the Pensions Regulator considers it is reasonable to act against such a person. A significant increase in the funding requirements for Shorts Pension could result in the imposition of additional financial contributions to the Shorts Pension and, if such required contributions are significant, could have a material adverse effect on Shorts or our business, financial condition, and results of operations.

Risks Related to our Debt, Liquidity, Financial Estimates and Taxes
Declines in our financial condition and performance and reductions in our credit ratings have increased our borrowing costs and adversely affected the market price of our securities. Any additional declines could further impact our borrowing costs, impact the market price of our securities or limit our ability to obtain future financing or otherwise impair our business, financial condition, and results of operations.
Our business requires significant capital. Declines in our financial condition or performance for any reason have increased our borrowing costs and affected the market price of our securities, and could in the future further increase our borrowing costs, impact the market price of our securities or limit our ability to access the credit and capital markets. There can be no assurance that we will be able to access the capital or credit markets or, if we do have such access, that it will be on favorable terms.
As of September 28, 2023, our corporate credit ratings were B by Standard & Poor’s Global Ratings, and B2 by Moody’s Investors Service, Inc. These ratings and our current credit condition affects, among other things, our ability to access new capital. Negative changes to these ratings have in the past resulted in, and may in the future result in, more stringent covenants and higher interest rates under the terms of any new debt.
The ratings reflect, among other things, the agencies’ assessment of our ability to pay interest and principal on our debt securities and credit agreements. A rating is not a recommendation to purchase, sell, or hold securities. Each rating is subject to revision or withdrawal at any time by the assigning rating organization. Each rating agency has its own methodology for assigning ratings and, accordingly, each rating should be considered independently of all other ratings. Lower ratings would typically result in higher interest costs of debt securities when they are sold, could make it more difficult to issue future debt securities, could require us to provide creditors with more restrictive covenants, which would limit our flexibility and ability to pay dividends and may require us to pledge additional collateral under our credit facility. Any downgrade in our credit ratings could have a material adverse effect on our business or financial condition.
Limitations on our ability to access the capital or credit markets, unfavorable terms or general reductions in liquidity may adversely and materially impact our business, financial condition, and results of operations.
Our debt could adversely affect our financial condition and our ability to operate our business due to significant restrictions in our Credit Agreement, which could also adversely affect our operating flexibility and put us at a competitive disadvantage.
As of September 28, 2023, we had total debt of $3,875.2 million. In addition to our debt, as of September 28, 2023, we had $22.8 million of letters of credit and letters of guarantee outstanding.
Our significant indebtedness could adversely affect our business, results of operations and financial condition in a number of ways by, among other things:
•
making it more difficult for us to satisfy our obligations with respect to our debt;

•
limiting our ability to obtain additional financing to fund future working capital, capital expenditures, strategic acquisitions or other general corporate requirements;

•
requiring a substantial portion of our cash flows to be dedicated to debt service payments instead of other purposes;

•
increasing our vulnerability to general adverse economic and industry conditions;

•
limiting our financial flexibility in planning for and reacting to changes in the industry in which we compete;

•
having a material adverse effect on us if we fail to comply with the covenants in the Credit Agreement or in the indentures governing our long-term bonds or in the instruments governing our other debt; and

•
increasing our cost of borrowing.

The terms of our Credit Agreement impose significant restrictions on us, and subject to certain exceptions, limit our ability, among other things, to:
•
incur additional debt or issue preferred stock with certain terms;

•
pay dividends or make distributions to our stockholders over certain amounts;

•
repurchase or redeem our capital stock;

•
make investments;

•
incur liens;

•
enter into transactions with our stockholders and affiliates;

•
sell certain assets;

•
acquire the assets of, or merge or consolidate with, other companies;

•
incur restrictions on the ability of our subsidiaries to make distributions or transfer assets to us; and

•
enter into strategic transactions.

We cannot assure you that we will be able to maintain compliance with the covenants in the agreements governing our indebtedness in the future or, if we fail to do so, that we will be able to obtain waivers from the lenders and/or amend the covenants. Additionally, the terms of any future indebtedness we may incur could include more restrictive covenants. If we incur additional debt, the risks related to our high level of debt could intensify.
As of September 28, 2023, we had $374.1 in cash and cash equivalents. If we are unable to generate sufficient cash flow to service our debt and meet our other commitments, we may need to refinance all or a portion of our debt, sell material assets or operations, or raise additional debt or equity capital. We cannot provide assurance that we could affect any of these actions on a timely basis, on commercially reasonable terms or at all, or that these actions would be sufficient to meet our capital requirements. In addition, the terms of our existing or future debt agreements may restrict us from effecting certain or any of these alternatives.
We use estimates in accounting for revenue and cost for our contracts. Changes in our estimates have materially adversely affected, and could in the future materially adversely affect, our financial performance.
The Company recognizes revenue using the principles of Accounting Standards Codification (“ASC”) Topic 606, Revenue from contracts with customers (“ASC 606”), and estimates revenue and cost for contracts that span a period of multiple years. This method of accounting requires judgment on a number of underlying assumptions to develop our estimates such as favorable trends in volume, learning curve efficiencies, and future pricing from suppliers that reduce our production costs. However, several factors may cause the costs we incur in fulfilling these contracts to vary substantially from our original estimates such as technical problems, delivery reductions, materials shortages, supplier difficulties, strikes and production pauses, realization targets, existence and execution of factory recovery plans caused by these factors, and other factors. Other than certain increases in raw material costs that can generally be passed on to our customers, in most instances we must fully absorb cost overruns. Due to the significant length of time over which some revenue streams are generated, the variability of future period estimated revenue and cost may be adversely affected if circumstances or underlying assumptions change. Our estimated costs have exceeded our estimated revenues under fixed-price contracts in the past, and we have been required to recognize a forward loss on the affected programs, which has had a material adverse effect on our results of operations, and this could recur in the future. The risk particularly applies to products such as the B787, A220, and A350, in that our performance at the contracted price depends on our being able to achieve production cost reductions as we gain production efficiencies. We have incurred forward loss charges on these programs, and further production rate changes or claims relating to inspection and rework requests may result in additional incremental forward loss charges.
Further, some of our long-term supply agreements, such as the Sustaining Agreement and the agreement for the B787 program, provide for the re-negotiation of established pricing terms at specified times in the future. Negotiations have in the past resulted, and could in the future result, in costs that exceed our revenue under a fixed-price contract, or operating margins that are lower than our current margins, and we have in the past and may in the future need to recognize a forward loss on the affected program, which has had and could have a material adverse effect on our results of operations.
Additionally, variability of future period estimated revenue and cost has resulted, and may in the future result, in recording additional valuation allowances against future deferred tax assets, which could adversely affect our future financial performance.
We may not be able to generate sufficient taxable income to fully realize our deferred tax assets.
At December 31, 2022, we have recognized a valuation allowance against nearly all of our net deferred tax assets. Changes that are adverse to the Company could result in the need to record additional deferred tax asset valuation allowances resulting in a charge to results of operations and a decrease to total stockholders’ equity.
Risks Related to our Common Stock
We cannot assure you that we will declare and pay cash dividends on our Common Stock at historical levels or at all.
In 2020, the Company announced that its Board of Directors, or Board, reduced its quarterly dividend to a penny per share to preserve liquidity, and in the fourth quarter of 2022, the Board decided to suspend the Company’s quarterly cash dividend. We cannot assure you that we will resume declaring and paying cash dividends on our Common Stock at historical levels or at all. The Board regularly evaluates the Company’s capital allocation strategy and dividend policy. Any future determination to pay dividends will be at the discretion of our Board and will depend upon, among other factors, our results of operations, financial condition, capital requirements and contractual restrictions, including the requirements of financing agreements to which we may be a party. No assurance can be given that cash dividends will be declared and paid at historical levels or at all.
Spirit Holdings’ certificate of incorporation, by-laws and our supply agreements with Boeing contain provisions that could discourage others from acquiring us and may prevent attempts by our stockholders to replace or remove our current management.
Provisions of Spirit Holdings’ certificate of incorporation and by-laws may discourage, delay, or prevent a merger or acquisition that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace or remove our current Board. These provisions include:
•
advance notice requirements for nominations for election to the Board or for proposing matters that can be acted on by stockholders at stockholder meetings; and

•
the authority of the Board to issue, without stockholder approval, up to 10 million shares of preferred stock with such terms as the Board may determine.

In addition, our supply agreements with Boeing include provisions giving Boeing the ability to terminate the agreements in the event any of certain disqualified persons acquire a majority of Spirit’s direct or indirect voting power or all or substantially all of Spirit’s assets. The MOA with Boeing provides that Spirit cannot, without incurring significant costs, assign any of its rights or interest in (which includes certain specified change of control events set forth in the MOA) the supply agreements or an order without Boeing’s prior written consent, which will not be unreasonably withheld consistent with existing obligations, except that Boeing may withhold its consent to an assignment to a disqualified person (which includes any person to which Boeing does not consent in its sole discretion) for any reason and at its sole discretion. These provisions in our agreements with Boeing could discourage others from acquiring us and may prevent attempts by our stockholders to replace or remove our current management. Certain other agreements with suppliers or customers contain similar provisions that could also discourage others from acquiring us or prevent attempts to replace or remove our management.

Risks Related to This Offering
If you purchase common stock in this offering, you will incur immediate and substantial dilution in the book value of your shares.
The public offering price per share of common stock in this offering exceeds the net tangible book value per share of our common stock. Therefore, if you purchase common stock in this offering, you will pay a price per share that exceeds our net tangible book value per share after this offering. Based on the public offering price of $22.00 per share, you will experience immediate dilution of $(35.07) per share, representing the difference between our as adjusted net tangible book value per share of common stock after giving effect to this offering and the public offering price. See the section titled “Dilution” below for a more detailed illustration of the dilution you would incur if you participate in this offering. Purchasers of the shares of common stock we sell in this offering, as well as our existing stockholders, will experience significant dilution if we sell shares of our common stock at prices significantly below the price at which they invested.
In addition, the exercise of any of our outstanding options or warrants or settlement of our outstanding restricted share units could result in additional dilution. As a result of the dilution to investors purchasing common stock in this offering, investors may receive significantly less than the purchase price paid in this offering, if anything, in the event of our liquidation.
Our stockholders will experience additional dilution upon the exchange of the Exchangeable Notes being offered pursuant to the Concurrent Exchangeable Notes Offering.
Concurrently with this offering, Spirit is offering, pursuant to an offering memorandum in reliance upon exemptions from registration under the Securities Act, the Exchangeable Notes in an aggregate principal amount of $200 million, plus up to an additional $30 million aggregate principal amount of the Exchangeable Notes that the initial purchasers of the Exchangeable Notes have the option to purchase from Spirit. Upon exchange of the Exchangeable Notes, Spirit will pay or deliver (or cause to be delivered), as the case may be, cash, shares of common stock or a combination of cash and shares of common stock, at its election. To the extent Spirit’s exchange obligation includes shares of common stock, the issuance of shares of our common stock upon the exchange of the Exchangeable Notes being offered pursuant to the Concurrent Exchangeable Notes Offering would be dilutive to the outstanding shares of our common stock. Any dilution or potential dilution may cause our stockholders to sell their shares of our common stock, which would contribute to a downward movement in the stock price of our common stock.
Future issuances of shares of common stock or securities convertible into or exercisable for shares of common stock following this offering, as well as the exercise of options outstanding, would further dilute your ownership interests and could adversely affect the future market price of our common stock.
We expect that additional capital may be needed in the future to continue our planned operations. We may seek additional capital through a combination of debt financings, strategic partnerships or equity financings, which could cause your ownership interest to be diluted. In addition, we have options to purchase shares of our common stock outstanding. If these securities are exercised, you may incur further dilution. Moreover, to the extent that we issue additional options to purchase, or securities convertible into or exchangeable for, shares of our common stock in the future and those options or other securities are exercised, converted or exchanged, stockholders would experience further dilution.
In addition, Morgan Stanley & Co. LLC, in its sole discretion, may release all or some portion of the shares subject to the lock-up agreements at any time and for any reason. See “Underwriting” for more information. Sales of a substantial number of such shares upon expiration of the lock-up and market stand-off agreements, the perception that such sales may occur, or early release of these agreements, could cause our market price to fall or make it more difficult for you to sell your common stock at a time and price that you deem appropriate.
The Exchangeable Notes may adversely affect the market price of our common stock.
The market price of our common stock is likely to be influenced by the Exchangeable Notes. For example, the market price of our common stock could become more volatile and could be depressed by: (i) investors’ anticipation of the potential resale in the market of a substantial number of additional shares of our common stock received upon conversion of the Exchangeable Notes; (ii) possible sales of our common stock by investors who view the Exchangeable Notes as a more attractive means of equity participation in us than owning shares of our common stock; and (iii) hedging or arbitrage trading activity that may develop involving the Exchangeable Notes and our common stock.
We will have broad discretion in the use of the net proceeds from this offering and may not use them effectively.
Our management will have broad discretion in the application of the net proceeds from this offering, including for any of the purposes described in “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used in any certain manner. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. The failure by our management to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our stockholders. Further, our management might not apply the net proceeds or our existing cash in ways that ultimately increase the value of your investment. Accordingly, investors in this offering have only limited information concerning management’s specific intentions and will need to rely upon the judgment of our management with respect to the use of proceeds.

USE OF PROCEEDS
We estimate that the net proceeds from our issuance and sale of shares of our common stock in this offering will be approximately $191.5 million, or approximately $220.4 million if the underwriters exercise their option to purchase additional shares in full, based on the public offering price of $22.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.
We plan to use the net proceeds from this offering for general corporate purposes.

DIVIDEND POLICY
On February 6, 2020, the Company announced that its Board of Directors (the “Board”) reduced its quarterly dividend to a penny per share to preserve liquidity. On November 3, 2022, the Company announced that the Board had suspended the penny per share dividend. The Board regularly evaluates the Company’s capital allocation strategy and dividend policy. Any future determination to pay dividends will be at the discretion of the Board and will depend upon, among other factors, our results of operations, financial condition, capital requirements and contractual restrictions, including the requirements of financing agreements to which we may be a party. No assurance can be given that cash dividends will be declared and paid at historical levels or at all.

CAPITALIZATION
The following table sets forth our consolidated capitalization as of September 28, 2023:
•
on an actual basis; and

•
as adjusted after giving effect to: (a) this offering, (b) the Second Lien Notes Refinancing, assuming the Second Lien Notes Refinancing is consummated on the terms described herein, (c) the Concurrent Exchangeable Notes Offering, assuming the Concurrent Exchangeable Notes Offering is consummated on the terms described herein and (d) the Tender Offer, assuming the application of all of the net proceeds from the Second Lien Notes Refinancing to effect the Tender Offer.

You should read this table together with our condensed consolidated financial statements and accompanying notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in our most recent Annual Report on Form 10-K and our most recent Quarterly Report on Form 10-Q, which are incorporated by reference into this prospectus supplement.
	As of September 28, 2023
(Amounts in millions, except share amounts)	Actual	As Adjusted
Cash and cash equivalents(1)	$374.1	$724.1
Credit Agreement	589.5	589.5
7.500% Senior Secured Second Lien Notes due 2025(2)	1,200.0	0.0
5.500% Senior Notes due 2025	20.8	20.8
3.850% Senior Notes due 2026	300.0	300.0
4.600% Senior Notes due 2028	700.0	700.0
9.375% Senior Secured First Lien Notes due 2029	900.0	900.0
Second Lien Notes Refinancing debt(3)(4)	0.0	1,200.0
3.250% Exchangeable Senior Notes due 2028(3)(5)	0.0	200.0
Finance Leases and other(6)	204.6	204.6
Total Debt	$3,914.9	$4,114.9
Equity:
Class A common stock, par value $0.01 per share; 200,000,000 shares authorized, 105,304,482 shares issued and outstanding as of September 28, 2023; 114,395,391 shares issued and outstanding on an as adjusted basis(7)	1.1	1.1
Additional paid-in capital	1,205.3	1,396.7
Retained earnings	540.9	540.9
Accumulated other comprehensive loss	(150.0)	(150.0)
Total Equity	$(855.7)	(664.3)
Total Capitalization	$3,059.2	$3,450.6

(1)
Includes estimated fees and expenses of $50 million in connection with this offering, the Second Lien Notes Refinancing, the Concurrent Exchangeable Notes Offering and the Tender Offer.

(2)
The “As Adjusted” column assumes the application of all of the net proceeds from the Second Lien Notes Refinancing to effect the Tender Offer and/or redeem any remaining 2025 Second Lien Notes in full. This data has been prepared for illustrative purposes only. Shortly prior to pricing of this offering, Spirit commenced the Second Lien Notes Refinancing and the Tender Offer.

(3)
The completion of this offering is not contingent on the completion of the Concurrent Exchangeable Notes Offering, the Second Lien Notes Refinancing or the Tender Offer, and the completion of each of the Concurrent Exchangeable Notes Offering, the Second Lien Notes Refinancing and the Tender Offer is not contingent on the completion of this offering.

(4)
Represents the gross proceeds of the new second lien debt issued in the Second Lien Notes Refinancing.

(5)
Represents the gross proceeds from the Concurrent Exchangeable Notes Offering. Does not reflect additional Exchangeable Notes that the initial purchasers in that offering have the option to purchase during the 13-day option period.

(6)
Includes $141.9 million of finance lease obligations and $62.7 million of other debt as of September 28, 2023.

(7)
Does not reflect additional shares of common stock that the underwriters in this offering have the option to purchase during the 30-day option period.

DILUTION
If you invest in our common stock in this offering, your ownership interest will be diluted immediately to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock immediately after this offering.
Our historical net tangible book value as of September 28, 2023 was ($1,686.8) million, or ($16.02) per share of common stock. Our historical net tangible book value is the amount of our total tangible assets less our total liabilities. Historical net tangible book value per share represents historical net tangible book value divided by the 105,304,482 shares of common stock outstanding as of September 28, 2023.
After giving effect to the issuance and sale of shares of our common stock in this offering at the public offering price of $22.00 per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book deficit as of September 28, 2023 would have been $1,495.3, or $(13.07) per share of our common stock. This represents an immediate increase in as adjusted net tangible book value of $2.95 per share to existing stockholders and immediate dilution in as adjusted net tangible book value of $(35.07) per share to new investors purchasing common stock in this offering. The following table illustrates this per share dilution:
Public offering price per share	22.00
Historical net tangible book value per share as of September 28, 2023	$(16.02)
Increase in as adjusted net tangible book value per share attributable to this offering	2.95
As adjusted net tangible book value per share after this offering	(13.07)
Dilution per share to new investors purchasing common stock in this offering	(35.07)
If the underwriters exercise their option to purchase additional shares in this offering in full, the as adjusted net tangible book deficit per share after this offering would be $(12.67) per share and the dilution in as adjusted net tangible book value per share to new investors purchasing common stock in this offering would be $(34.67) per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

MATERIAL UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS OF COMMON STOCK
This section summarizes certain United States federal income and estate tax consequences of the ownership and disposition of common stock by a non-U.S. holder. It applies only to common stock that is acquired in the offering and held as a capital asset for United States federal income tax purposes (generally, property held for investment).
You are a non-U.S. holder if you are a beneficial owner of common stock that is, for United States federal income tax purposes, an individual, corporation, estate or trust other than:
•
an individual who is a citizen or resident of the United States,

•
a corporation that is created or organized under the laws of the United States, any State thereof or the District of Columbia,

•
an estate whose income is subject to U.S. federal income tax regardless of its source, or

•
a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust or the trust has made a qualified election to be treated as a United States person.

This section does not consider the specific facts and circumstances that may be relevant to a particular non-U.S. holder. This section does not apply to you if you are a member of a class of non-U.S. holders subject to special rules, such as:
•
a dealer in securities or currencies,

•
a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•
a bank or other financial institution,

•
an insurance company,

•
a tax-exempt entity,

•
an entity or arrangement classified as a partnership or S corporation (or an owner thereof),

•
a U.S. expatriate,

•
a person that owns shares of common stock that are a hedge or that are hedged against interest rate or currency risks,

•
a person that owns common stock as part of a straddle or conversion transaction for tax purposes,

•
a person subject to alternative minimum tax,

•
a person required for U.S. federal income tax purposes to conform to the timing of income accruals with respect to common stock to the income accruals on its financial statements under section 451 of the Code (as defined below), or

•
a person that purchases or sells common stock as part of a wash sale for tax purposes.

This section addresses only U.S. federal income and estate taxation and does not address any other U.S. federal tax consequences (such as gift tax consequences) or the treatment of a non-U.S. holder under the laws of any state, local or non-U.S. taxing jurisdiction. This section is based on the United States federal income and estate tax laws, including the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed U.S. Treasury regulations under the Code, and administrative and judicial interpretations, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.
If an entity or arrangement that is treated as a partnership for United States federal income tax purposes holds the common stock, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership considering an investment in the common stock should consult its tax advisor with regard to the United States federal income and estate tax treatment of an investment in the common stock.

You should consult your tax advisor regarding the United States federal income and estate tax consequences of acquiring, holding and disposing of common stock in your particular circumstances, as well as any tax consequences that may arise under the laws of any state, local or non-U.S. taxing jurisdiction.

Dividends
If we make a distribution of cash or property (other than certain distributions of our stock) in respect of our common stock, the distribution generally will be treated as a dividend to the extent of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Any portion of a distribution that exceeds our current and accumulated earnings and profits will generally be treated first as a tax-free return of capital, on a share-by-share basis, to the extent of your tax basis in such share (and will reduce your basis in such share (but not below zero)), and, to the extent such portion exceeds your tax basis in such share, the excess will be treated as gain from a taxable disposition of such share, the tax treatment of which is discussed below under “Gain on Disposition of Common Stock”.
Subject to the discussions below of effectively connected income, backup withholding and FATCA (defined below), dividends paid to you on common stock are subject to withholding of United States federal income tax at a 30% rate (or at a lower treaty rate). Even if you are eligible for a lower treaty rate, the applicable withholding agent will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to you, unless you have furnished to the withholding agent:
•
a valid Internal Revenue Service (“IRS”) Form W-8BEN or W-8BEN-E or an acceptable substitute form upon which you certify, under penalties of perjury, your status as a non-United States person and your entitlement to the lower treaty rate with respect to such payments, or

•
in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

If you are eligible for a reduced rate of United States withholding tax under an applicable income tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by timely filing a refund claim with the IRS.
Unless an applicable income tax treaty provides otherwise, if dividends on common stock paid to you are “effectively connected” with your conduct of a trade or business within the United States, the applicable withholding agent is generally not required to withhold tax from the dividends, provided that you have furnished to the withholding agent a valid IRS Form W-8ECI or an acceptable substitute form upon which you represent, under penalties of perjury, that:
•
you are a non-United States person, and

•
the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income.

“Effectively connected” dividends generally are taxed at rates applicable to United States persons.
If you are a corporate non-U.S. holder with “effectively connected” dividends, you may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or at a lower treaty rate) on your “effectively connected” earnings and profits (subject to adjustments).
Gain on Disposition of Common Stock
Subject to the discussion below of backup withholding, you generally will not be subject to United States federal income tax on gain that you recognize on a taxable disposition of common stock unless:
•
the gain is “effectively connected” with your conduct of a trade or business in the United States,

•
you are an individual, you hold the common stock as a capital asset, you are present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions exist, or

•
we are or have been a “United States real property holding corporation” (as described below), at any time within the five-year period preceding the disposition or your holding period, whichever period is shorter, you are not eligible for a treaty exemption, and either (i) our common stock is not regularly traded on an established securities market during the calendar year in which the disposition occurs or (ii) you owned or are deemed to have owned, at any time within the five-year period preceding the disposition or your holding period, whichever period is shorter, more than 5% of our common stock.

Unless an applicable income tax treaty provides otherwise, if the gain on a taxable disposition of common stock is effectively connected with your conduct of a trade or business in the United States, you generally will be subject to United State federal income tax on any gain recognized on the disposition at rates applicable to United States persons. If you are a corporate non-U.S. holder with “effectively connected” gains, you may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or at a lower treaty rate) on your “effectively connected” earnings and profits (subject to adjustments).
If you are an individual non-U.S. holder described in the second bullet point immediately above, you will be subject to a tax at a rate of 30% (or at a lower treaty rate) on any gain recognized on a disposition of common stock, which may be offset by United States source capital losses, even though you are not considered a resident of the United States.
We will be a United States real property holding corporation at any time that the fair market value of our “United States real property interests,” as defined in the Code and applicable U.S. Treasury regulations, equals or exceeds 50% of the aggregate fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business (all as determined for the U.S. federal income tax purposes). We believe that we are not, and do not anticipate becoming in the foreseeable future, a United States real property holding corporation.
FATCA Withholding
Pursuant to sections 1471 through 1474 of the Code, commonly known as the Foreign Account Tax Compliance Act (“FATCA”), a 30% withholding tax (“FATCA withholding”) may be imposed on certain payments to you or to certain foreign financial institutions, investment funds and other non-US persons receiving payments on your behalf if you or such persons fail to comply with certain information reporting and withholding requirements. Payments of dividends that you receive in respect of common stock could be affected by this withholding if you are subject to the FATCA information reporting and withholding requirements and fail to comply with them or if you hold common stock through a non-US person (e.g., a foreign bank or broker) that fails to comply with these requirements (even if payments to you would not otherwise have been subject to FATCA withholding). Certain countries have entered into, and other countries are expected to enter into, agreements with the United States to facilitate the type of information reporting and withholding required under FATCA. Such intergovernmental agreements may provide different rules with respect to non-U.S. financial institutions. You should consult your tax advisors regarding the relevant U.S. law and other official guidance on FATCA withholding.
Federal Estate Taxes
Common stock held(or deemed held) by a non-U.S. holder at the time of death will be included in the holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.
Backup Withholding and Information Reporting
In general, the applicable withholding agent will be required to report payments of dividends on common stock on IRS Form 1042-S even if the payments are exempt from withholding. You are otherwise generally exempt from backup withholding and information reporting with respect to dividend payments and the payment of the proceeds from the disposition of common stock effected at a United States office of a broker provided that either (i) you have furnished a valid IRS Form W-8BEN or W-8BEN-E or other documentation upon which the applicable withholding agent may rely to treat the payments as made to a non-United States person, or (ii) you otherwise establish an exemption.

In general, payment of the proceeds from the disposition of common stock effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a disposition effected at a foreign office of a broker could be subject to information reporting in the same manner as a sale within the United States (and in certain cases may be subject to backup withholding as well) if (i) the broker has certain connections to the United States, (ii) the proceeds or confirmation are sent to the United States or (iii) the disposition has certain other specified connections with the United States.
You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your United States federal income tax liability by timely filing a refund claim with the IRS.

CONCURRENT TRANSACTIONS
Concurrent Exchangeable Notes Offering
Concurrently with this offering, Spirit is offering, pursuant to an offering memorandum in reliance upon an exemption from registration under the Securities Act, Exchangeable Notes in an aggregate principal amount of $200 million. Spirit has granted the initial purchasers of the Concurrent Exchangeable Notes Offering an option to purchase, during a 13-day period beginning on, and including, the first date on which the Exchangeable Notes are issued, up to an additional $30 million principal amount of the Exchangeable Notes. We estimate that the net proceeds to us from the Concurrent Exchangeable Notes Offering, if it is consummated, will be $194.5 million (or approximately $223.7 million if the initial purchasers of the Exchangeable Notes fully exercise their option to purchase additional Exchangeable Notes) after deducting the initial purchasers’ discounts but before our estimated offering expenses.
The completion of this offering is not contingent on the completion of the Concurrent Exchangeable Notes Offering, and the completion of the Concurrent Exchangeable Notes Offering is not contingent on the completion of this offering. Accordingly, you should not assume that the Concurrent Exchangeable Notes Offering of the Exchangeable Notes will be consummated on the terms described in this prospectus supplement, if at all, or that we will receive any additional proceeds from the Concurrent Exchangeable Notes Offering. This prospectus supplement does not constitute an offer to sell, or the solicitation of an offer to buy, any of the Exchangeable Notes, or the shares of common stock, if any, issuable upon exchangeable of the Exchangeable Notes, that we are offering in the Concurrent Exchangeable Notes Offering.
The Exchangeable Notes will mature on November 1, 2028 unless earlier exchanged, redeemed or repurchased by Spirit. The Exchangeable Notes will bear interest at a rate of 3.250% per year, payable semiannually in arrears on May 1 and November 1 of each year, beginning on May 1, 2024. Holders may exchange their Exchangeable Notes at their option at any time prior to the close of business on the business day immediately preceding August 1, 2028 only under the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on December 31, 2023 (and only during such calendar quarter), if the last reported sale price of our common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the exchange price on each applicable trading day; (2) during the five business day period after any ten consecutive trading day period (the “measurement period”) in which the trading price (as defined in the offering memorandum for the Exchangeable Notes) per $1,000 principal amount of Exchangeable Notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the exchange rate on each such trading day; (3) if Spirit calls such Exchangeable Notes for redemption, at any time prior to the close of business on the scheduled trading day immediately preceding the redemption date, but only with respect to the Exchangeable Notes called (or deemed called) for redemption; or (4) upon the occurrence of specified corporate events. On or after August 1, 2028 until the close of business on the business day immediately preceding the maturity date, holders may exchange all or any portion of their Exchangeable Notes at any time, regardless of the foregoing circumstances. Upon exchange, Spirit will pay or deliver (or cause to be delivered), as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at its election, as described in the indenture governing the Exchangeable Notes.
The exchange rate will initially be 34.3053 shares of common stock per $1,000 principal amount of Exchangeable Notes (equivalent to an initial exchange price of approximately $29.15 per share of common stock). The exchange rate will be subject to adjustment in some events but will not be adjusted for any accrued and unpaid interest. In addition, following certain corporate events that occur prior to the maturity date or if Spirit delivers a notice of redemption, Spirit will, in certain circumstances, increase the exchange rate for a holder who elects to exchange its Exchangeable Notes in connection with such a corporate event or exchange its Exchangeable Notes called (or deemed called) for redemption during the related redemption period, as the case may be.
Spirit may not redeem the notes prior to November 6, 2026. Spirit may redeem for cash all or any portion of the notes, at its option, on or after November 6, 2026 if the last reported sale price of our common stock has been at least 130% of the exchange price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which Spirit provides notice of redemption at a redemption price equal to 100% of the principal amount of the Exchangeable Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. No sinking fund is provided for the Exchangeable Notes.
If Holdings undergoes a fundamental change (as defined in the offering memorandum for the Concurrent Exchangeable Notes Offering), then, subject to certain conditions and except as described in the indenture governing the Exchangeable Notes, holders may require Spirit to repurchase for cash all or any portion of their Exchangeable Notes at a fundamental change repurchase price equal to 100% of the principal amount of the Exchangeable Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.
The Exchangeable Notes will be unsecured and will rank equally with all of Spirit’s other unsecured senior indebtedness. The Exchangeable Notes will be fully and unconditionally guaranteed on an unsecured and unsubordinated basis by Holdings and Spirit AeroSystems North Carolina, Inc. (“Spirit NC”), Spirit’s wholly owned subsidiary. The guarantees will rank equally with all other unsecured senior indebtedness of the guarantors to the Exchangeable Notes. The Exchangeable Notes and the guarantees will be effectively subordinated to any of Spirit’s or the guarantors’ secured indebtedness to the extent of the value of the assets securing such indebtedness, and effectively subordinated to all indebtedness and other liabilities (including trade payables) of Holdings’ subsidiaries (other than Spirit and Spirit NC).
Second Lien Notes Refinancing
Shortly prior to pricing of this offering, Spirit commenced the Second Lien Notes Refinancing to refinance all of the outstanding $1.2 billion aggregate principal amount of the 2025 Second Lien Notes. Substantially concurrently with the Second Lien Notes Refinancing, Spirit commenced the Tender Offer to purchase for cash any and all of the 2025 Second Lien Notes with the net proceeds from the Second Lien Notes Refinancing.
The completion of this offering is not contingent on the completion of the Second Lien Notes Refinancing or the Tender Offer, and the completion of the Second Lien Notes Refinancing and the Tender Offer is not contingent on the completion of this offering. Accordingly, you should not assume that the Second Lien Notes Refinancing or the Tender Offer will be consummated on the terms described above, or at all.
This prospectus supplement does not constitute an offer to sell, or the solicitation of an offer to buy, any securities to. This prospectus supplement is not an offer to purchase or a solicitation of an offer to sell the 2025 Second Lien Notes and does not constitute a redemption notice for the 2025 Second Lien Notes.
Information in this prospectus supplement is presented assuming that the Second Lien Notes Refinancing and the Tender Offer have been consummated and that all of the net proceeds from the Second Lien Notes Refinancing have been applied to effect the Tender Offer and/or redeem any remaining 2025 Second Lien Notes in full. This data has been prepared for illustrative purposes only. However, our decisions to pursue the Second Lien Notes Refinancing and the Tender Offer are subject to market conditions and we cannot assure you that they will be successful. If the Tender Offer is not consummated or the full amount of net proceeds is not required to fund the consummation of the Tender Offer, we will apply the net proceeds from the Second Lien Notes Refinancing for general corporate purposes, which may include the redemption or repurchase of indebtedness. To the extent the net proceeds are not applied to fund the consummation of the Tender Offer, our as adjusted indebtedness would be correspondingly higher. For example, if only $900 million of the net proceeds of the Second Lien Notes Refinancing are applied to fund the consummation of the Tender Offer, our as adjusted indebtedness would be $300 million higher.

UNDERWRITING
Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom Morgan Stanley & Co. LLC is acting as representative, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares of common stock indicated below:
Name	Number of Shares
Morgan Stanley & Co. LLC	4,090,909
Goldman Sachs & Co. LLC	2,045,455
J.P. Morgan Securities LLC	2,045,455
BofA Securities, Inc.	454,545
Citigroup Global Markets Inc.	454,545
Total:	9,090,909
The underwriters and the representative are collectively referred to as the “underwriters” and the “representative,” respectively. The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus supplement if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares described below. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.
The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of $0.4950 per share under the public offering price. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representative.
We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to 1,363,636 additional shares of common stock at the public offering price listed on the cover page of this prospectus supplement, less underwriting discounts and commissions. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.
The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 1,363,636 shares of common stock.
		Total
	Per Share	No Exercise	Full Exercise
Public offering price	$22.0000	$199,999,998	$229,999,990
Underwriting discounts and commissions to be paid by: Us	$0.8250	$7,500,000	$8,625,000
Proceeds, before expenses, to us	$21.1750	$192,499,998	$221,374,990
The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions are approximately $1 million. We have agreed to reimburse the underwriters for expense relating to clearance of this offering with the Financial Industry Regulatory Authority up to $25,000.

Our common stock is listed on the New York Stock Exchange under the trading symbol “SPR”.
We and our directors and executive officers have agreed that, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, we and they will not, and will not publicly disclose an intention to, during the period ending 60 days after the date of this prospectus supplement (the “restricted period”):
•
offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock,

•
file any registration statement with the Securities and Exchange Commission relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, or

•
enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common stock,

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, we and each such person agrees that, without the prior written consent of Morgan Stanley & Co. LLC on behalf of the underwriters, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.
In relation to the Company, the restrictions described above do not apply to:
•
the sale of shares to the underwriters;

•
any securities issuable pursuant to the Concurrent Exchangeable Notes Offering;

•
any shares of common stock issuable upon the exchange of the Exchangeable Notes;

•
the issuance by the Company of shares of common stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this prospectus supplement of which the underwriters have been advised in writing;

•
grants of stock options, restricted stock, RSUs or other equity-based awards and the issuance of shares of common stock or securities convertible into or exercisable or exchangeable for shares of common stock (whether upon the exercise of stock options, settlement of RSUs or otherwise) to employees, officers, directors, advisors or consultants of the Company and its subsidiaries pursuant to the terms of an equity compensation plan in effect as of the date of this prospectus supplement and as contemplated by the registration statement of which this prospectus supplement forms a part and this prospectus supplement or any assumed benefit plan pursuant to an acquisition or similar strategic transaction;

•
the filing of any registration statement on Form S-8 relating to securities granted or to be granted pursuant to any plan in effect on the date of this prospectus supplement and as described in the registration statement of which this prospectus supplement forms a part and this prospectus supplement or any assumed benefit plan pursuant to an acquisition or similar strategic transaction;

•
facilitating the establishment of a trading plan on behalf of a shareholder, officer or director of the Company pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock; provided that (i) such plan does not provide for the transfer of common stock during the restricted period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by the Company regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of common stock may be made under such plan during the restricted period; or

•
the issuance of, or entry by into an agreement to issue, up to 10% of the outstanding shares of common stock as of the consummation of this offering or any options or warrants or other rights to acquire common stock or any securities exchangeable or exercisable for or convertible into common stock, or to acquire other securities or rights ultimately exchangeable or exercisable for, or convertible into, common stock in connection with one or more mergers, acquisitions of securities, businesses , property, or other assets or products, joint ventures, commercial relationships or other strategic corporate transactions or alliances.
In relation to our directors and executive officers, the restrictions described above do not apply to:
•
transactions by any person other than us relating to shares of common stock or other securities acquired in open market transactions after the completion of the offering; provided that if any filing under Section 16(a) of the Exchange Act is required or voluntarily made in connection with subsequent sales of the common stock or other securities acquired in such open market transactions, such filing shall clearly indicate that such filing relates to shares of common stock acquired in open market transactions after the completion of the offering;

•
transfers (i) as a bona fide gift or charitable contribution or for bona fide estate planning purposes, (ii) pursuant to a will or intestacy, including to any beneficiary of, or estate of a beneficiary pursuant to, a trust, will, other testamentary document or applicable laws of descent, (iii) to any family member or members of each person who delivered a lock-up agreement in connection with the offering (each, a “Restricted Party”) or to any trust or other estate planning vehicle for the direct or indirect benefit of a Restricted Party or the family of such Restricted Party, or if such Restricted Party is a trust or other estate planning vehicle, to a trustor or beneficiary of the trust or other estate planning vehicle or to the estate of a beneficiary of such trust or other estate planning vehicle (for purposes of this prospectus supplement, “family” shall mean any relationship by blood, current or former marriage, domestic partnership or adoption, not more remote than first cousin), (iv) to a corporation, partnership, limited liability company or other entity of which a Restricted Party and the family of such Restricted Party are the legal and beneficial owner of all of the outstanding equity securities or similar interests, (v) transfers to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i) through (iv) above; provided that each donee or distributee shall sign and deliver a lock-up agreement substantially in the form delivered by each Restricted Party and in the case of any transfer or distribution pursuant to clause (ii) or (iv), no filing under Section 16(a) of the Exchange Act reporting a reduction in beneficial ownership of shares of common stock shall be required or shall be voluntarily made during the restricted period;

•
transfers by operation of law, including pursuant to a qualified domestic order, divorce settlement, divorce decree or separation agreement;

•
transfers to the Company or to an affiliate of the Company from an employee of the Company or an affiliate of the Company upon death, disability or termination of employment, in each case, of such employee, to the Company in connection with the vesting, settlement or exercise of restricted stock, restricted stock units, options or other rights to purchase shares of common stock (including, in each case, by way of “net” or “cashless” exercise), including for the payment of exercise price and tax and remittance payments due as a result of the vesting, settlement, or exercise of such restricted stock, restricted stock units, options or rights, provided that any such shares of common stock received upon such exercise, vesting or settlement shall be subject to the terms of such agreement, and provided, further, that any such restricted stock, restricted stock units, options or rights are held by such Restricted Party pursuant to an agreement or equity awards granted under a stock incentive plan or other equity award plan, each such agreement or plan which is described in the registration statement of which this prospectus supplement forms a part and this prospectus supplement;

•
transfers pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by the Board of Directors of the Company and made to all holders of the Company’s capital stock involving a Change of Control (as defined below) of the Company (for purposes hereof, “Change of Control” shall mean the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons, of shares of capital stock if, after such transfer, such person or group of affiliated persons would hold at least a majority of the outstanding voting securities of the Company (or the surviving entity)); provided that in the event that such tender offer, merger, consolidation or other similar transaction is not completed, the Restricted Party’s shares of common stock shall remain subject to the provisions of such agreement;

•
the exercise of outstanding options or other equity awards contemplated by the registration statement of which this prospectus forms a part and this prospectus supplement; provided that any shares of common stock received upon such exercise shall be subject to the terms of the lock-up agreement delivered by each Restricted Party;

•
facilitating the establishment of a trading plan on behalf of a shareholder, officer or director of the Company pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of common stock, provided that (i) such plan does not provide for the transfer of common stock during the restricted period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by the Company regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of common stock may be made under such plan during the restricted period; or

•
transfers of shares of common stock made pursuant to a written trading plan established prior to the date of this prospectus supplement in accordance with Rule 10b5-1 under the Exchange Act, provided that, to the extent a public announcement or filing under the Exchange Act is required of or voluntarily made by or on behalf of a Restricted Party or the Company regarding a transfer pursuant to such plan, such announcement or filing shall include a statement to the effect that such transfer was made pursuant to such plan.

Morgan Stanley & Co. LLC, in its sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time.
In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the option. The underwriters can close out a covered short sale by exercising the option or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option. The underwriters may also sell shares in excess of the option, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.
We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.
A prospectus supplement in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representative may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representative to underwriters that may make Internet distributions on the same basis as other allocations.
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. In addition, the underwriters are also acting as initial purchasers in the concurrent transactions as described under “Concurrent Transactions”.
In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.
Selling Restrictions
Notice to Prospective Investors in the European Economic Area
In relation to each Member State of the European Economic Area (each a “Member State”), no securities have been offered or will be offered pursuant to this offering to the public in that Member State prior to the publication of a prospectus in relation to the securities which has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the competent authority in that Member State, all in accordance with the Prospectus Regulation, except that offers of the securities may be made to the public in that Member State at any time under the following exemptions under the Prospectus Regulation:
(a)
to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(b)
to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters; or

(c)
in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of the securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any of the securities or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and the Company that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation.
In the case of any of the securities being offered to a financial intermediary as that term is used in the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the securities acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any securities to the public other than their offer or resale in a Member State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters have been obtained to each such proposed offer or resale.
For the purposes of this provision, the expression an “offer to the public” in relation to the securities offered hereby in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for any of the securities, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended).
Notice to Prospective Investors in the United Kingdom
None of the securities offered hereby have been offered or will be offered pursuant to this offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the securities that has been approved by the Financial Conduct Authority in the UK in accordance with the UK Prospectus Regulation and the Financial Services and Markets Act 2000 (“FSMA”), except that offers of the securities may be made to the public in the United Kingdom at any time under the following exemptions under the UK Prospectus Regulation and the FSMA:
(a)
to any legal entity which is a qualified investor as defined in Article 2 of the UK Prospectus Regulation;

(b)
to fewer than 150 natural or legal persons (other than qualified investors as defined in Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the underwriters; or

(c)
in any other circumstances falling within Section 86 of the FSMA,

provided that no such offer of the securities shall require us or any of the underwriters to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation. Each person in the United Kingdom who acquires any of the securities in the offering or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with us and the underwriters that it is a qualified investor within the meaning of the UK Prospectus Regulation.
In the case of any of the securities being offered to a financial intermediary as that term is used in the UK Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the securities acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any securities to the public other than their offer or resale in the United Kingdom to qualified investors as so defined or in circumstances in which the prior consent of the underwriters have been obtained to each such proposed offer or resale.
For the purposes of this provision, the expression an “offer to the public” in relation to the securities offered hereby in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for any of the securities, and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.
In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the UK Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”), and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.
Notice to Prospective Investors in Canada
The securities offered hereby may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Notice to Prospective Investors in Australia
This prospectus supplement:
•
does not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);

•
has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act; and

•
may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act.

The securities offered hereby may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the securities may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any securities may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the securities, you represent and warrant to us that you are an Exempt Investor.
As any offer of securities under this document will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the securities you undertake to us that you will not, for a period of 12 months from the date of issue of the securities, offer, transfer, assign or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.
Notice to Prospective Investors in the Dubai International Financial Centre
This prospectus supplement relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority, or DFSA. This prospectus supplement is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this prospectus supplement. The securities to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus supplement, you should consult an authorized financial advisor.
In relation to its use in the DIFC, this prospectus supplement is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.
Notice to Prospective Investors in Hong Kong
The securities offered hereby have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “SFO”) of Hong Kong and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong (the “CO”), or which do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation or document relating to the securities has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Notice to Prospective Investors in Israel
In the State of Israel this prospectus supplement shall not be regarded as an offer to the public to purchase common shares or pre-funded warrant shares under the Israeli Securities Law, 5728-1968, which requires a prospectus to be published and authorized by the Israel Securities Authority, if it complies with certain provisions of Section 15 of the Israeli Securities Law, 5728-1968, including, inter alia, if: (i) the offer is made, distributed or directed to not more than 35 investors, subject to certain conditions, or the Addressed Investors; or (ii) the offer is made, distributed or directed to certain qualified investors defined in the First Addendum of the Israeli Securities Law, 5728-1968, subject to certain conditions, or the “Qualified Investors.” The Qualified Investors shall not be taken into account in the count of the Addressed Investors and may be offered to purchase securities in addition to the 35 Addressed Investors. We have not and will not take any action that would require it to publish a prospectus in accordance with and subject to the Israeli Securities Law, 5728-1968. We have not and will not distribute this prospectus supplement or make, distribute or direct an offer to subscribe for our common shares or pre-funded warrant shares to any person within the State of Israel, other than to Qualified Investors and up to 35 Addressed Investors.
Qualified Investors may have to submit written evidence that they meet the definitions set out in of the First Addendum to the Israeli Securities Law, 5728-1968. In particular, we may request, as a condition to be offered common shares and pre-funded warrant shares, that Qualified Investors will each represent, warrant and certify to us and/or to anyone acting on our behalf: (i) that it is an investor falling within one of the categories listed in the First Addendum to the Israeli Securities Law, 5728-1968; (ii) which of the categories listed in the First Addendum to the Israeli Securities Law, 5728-1968 regarding Qualified Investors is applicable to it; (iii) that it will abide by all provisions set forth in the Israeli Securities Law, 5728-1968 and the regulations promulgated thereunder in connection with the offer to be issued common shares and pre-funded warrant shares; (iv) that the common shares and pre- funded warrant shares that it will be issued are, subject to exemptions available under the Israeli Securities Law, 5728-1968: (a) for its own account; (b) for investment purposes only; and (c) not issued with a view to resale within the State of Israel, other than in accordance with the provisions of the Israeli Securities Law, 5728-1968; and (v) that it is willing to provide further evidence of its Qualified Investor status. Addressed Investors may have to submit written evidence in respect of their identity and may have to sign and submit a declaration containing, inter alia, the Addressed Investor’s name, address and passport number or Israeli identification number.
Notice to Prospective Investors in Japan
The securities offered hereby have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the securities nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.
Notice to Prospective Investors in Singapore
Each underwriter has acknowledged that this prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented and agreed that it has not offered or sold any of the securities offered hereby or caused the securities offered hereby to be made the subject of an invitation for subscription or purchase and will not offer or sell any securities or cause the securities to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities, whether directly or indirectly, to any person in Singapore other than:
A.
to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA;

B.
to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or

C.
otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the securities are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
a.
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

b.
a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities- based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (however described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the securities pursuant to an offer made under Section 275 of the SFA except:

(i)
to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(ii)
where no consideration is or will be given for the transfer;

(iii)
where the transfer is by operation of law;

(iv)
as specified in Section 276(7) of the SFA; or

(v)
as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Singapore SFA Product Classification—In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer of securities, we have determined, and hereby notify all relevant persons (as defined in Section 309A(1) of the SFA), that the securities are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Notice to Prospective Investors in Switzerland
The securities offered hereby may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the securities or this offering may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering or marketing material relating to this offering, the Company, the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the securities offered hereby.

VALIDITY OF COMMON STOCK
The validity of the shares of common stock offered hereby will be passed upon for us by Sullivan & Cromwell LLP, New York, New York. The underwriters have been represented by Cahill Gordon & Reindel LLP, New York, New York and Davis Polk & Wardwell LLP, New York, New York.
EXPERTS
The consolidated financial statements of Spirit AeroSystems Holdings, Inc. as of and for the year ended December 31, 2022 incorporated by reference in this prospectus supplement have been audited by Ernst & Young LLP, independent registered public accounting firm, as stated in its report incorporated herein by reference.

Prospectus
Common Stock
Preferred Stock
Depositary Shares
We may use this prospectus from time to time to offer and sell Class A common stock (“common stock”), preferred stock or depositary shares. We will provide specific terms of any offering of these securities, and the manner in which the securities will be offered, in a supplement to this prospectus. The preferred stock may be convertible into, or exercisable or exchangeable for, our common stock or other series of preferred stock.
You should carefully read this prospectus and the applicable prospectus supplement, as well as the documents incorporated by reference, before you invest. The supplements may add, update or change information contained in this prospectus. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.
Our common stock is listed for trading on the New York Stock Exchange under the symbol “SPR.” We have not yet determined whether any of the other securities that may be offered by this prospectus will be listed on any exchange, inter-dealer quotation system or over-the-counter market. If we decide to seek the listing of any such securities upon issuance, the prospectus supplement relating to those securities will disclose the exchange, quotation system or market on which the securities will be listed.
Investing in our securities involves risks. You should carefully read the section entitled “Risk Factors” beginning on page 2 of this prospectus, the section entitled “Risk Factors” in the applicable prospectus supplement and the risk factors contained in our periodic reports and other information filed with the Securities and Exchange Commission before investing in our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is November 7, 2023

ABOUT THIS PROSPECTUS
In this prospectus, unless the context indicates otherwise, the terms the “Company,” “we,” “us” and “our” refer to Spirit AeroSystems Holdings, Inc. and all entities owned or controlled by Spirit AeroSystems Holdings, Inc.
This prospectus is part of an automatic “shelf” registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). Under this shelf registration process, we may, from time to time, sell an indeterminate amount of the securities described in this prospectus in one or more offerings.
This prospectus provides you with a general description of the securities we may offer. Each time we offer securities under this shelf registration, we will provide you with a prospectus supplement that will contain specific information about the terms of the offering. When we refer to a “prospectus supplement,” we are also referring to any free writing prospectus or other offering material authorized by us. The prospectus supplement may also supplement, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. The registration statement we filed with the SEC includes exhibits that provide more details of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC and any accompanying prospectus supplement together with additional information described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information” before investing. The shelf registration statement, including the exhibits thereto, can be obtained from the SEC’s website at http://www.sec.gov as described under “Where You Can Find More Information.”
As permitted under the rules of the SEC, this prospectus incorporates important information about Spirit AeroSystems Holdings, Inc. that is contained in documents we file with the SEC but that are not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the SEC at http://www.sec.gov, as well as other sources. See “Where You Can Find More Information.”
We have not authorized anyone to provide you with information different from that contained in, or incorporated by reference into, this prospectus or any accompanying prospectus supplement or any free writing prospectus. This prospectus, any accompanying prospectus supplement and any free writing prospectus may be used only for the purposes for which they have been published, and no person has been authorized to give any information not contained in, or incorporated by reference into, this prospectus and the accompanying prospectus supplement or any free writing prospectus. If anyone provides you with different or additional information, you should not rely on it. These securities are not being offered in any state where the offer is not permitted. The information in this prospectus is accurate as of the date on the front cover. The information we have filed and will file with the SEC that is incorporated by reference into this prospectus is accurate as of the filing date of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates and may change again.
We may offer the securities described herein for sale directly to purchasers or through underwriters, broker-dealers or agents. The names of any underwriters, broker-dealers or agents employed in the sale of the securities covered by this prospectus, the principal amount of such securities to be purchased by such underwriters, broker-dealers or agents, and the compensation, if any, of such underwriters, broker-dealers or agents will be set forth in an accompanying prospectus supplement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein or therein contain “forward-looking statements” that involve many risks and uncertainties. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “aim,” “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “might,” “objective,” “plan,” “predict,” “project,” “should,” “target,” “will,” “would,” and other similar words, or phrases, or the negative thereof, unless the context requires otherwise. These statements are based on circumstances as of the date on which the statements are made and they reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown, including, but not limited to, those described in the “Risk Factors” section of our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Our actual results may vary materially from those anticipated in forward-looking statements. We caution investors not to place undue reliance on any forward-looking statements.
Important factors that could cause actual results to differ materially from those reflected in such forward-looking statements and that should be considered in evaluating our outlook include those described in the section captioned “Risk Factors” in our most recent Annual Report on Form 10-K, and any updates to those Risk Factors in our most recent Quarterly Report on Form 10-Q. Those factors are not exhaustive and it is not possible for us to predict all factors that could cause actual results to differ materially from those reflected in our forward-looking statements. Those factors speak only as of the date any forward-looking statement is made, and new factors may emerge or changes to the foregoing factors may occur that could impact our business. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances.
Except to the extent required by law, we undertake no obligation to, and expressly disclaim any obligation to, publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should review carefully the section captioned “Risk Factors” in this prospectus, the section captioned “Risk Factors” in our most recent Annual Report on Form 10-K, and Current Reports on Form 8-K, including any amendments to such reports, and in the sections captioned “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q for a more complete discussion of these and other factors that may affect our business. In light of such risks and uncertainties, we caution you not to rely on these forward-looking statements in deciding whether to invest in our securities.

PROSPECTUS SUMMARY
This summary highlights some of the information incorporated by reference into this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. You should carefully read this prospectus and the applicable prospectus supplement, including the documents incorporated by reference herein and therein, which are described under “Incorporation by Reference of Certain Documents” and “Where You Can Find More Information.” You should also carefully consider, among other things, the matters discussed in the section entitled “Risk Factors.”
Our Company
We are one of the world’s largest independent non-Original Equipment Manufacturer manufacturers of aerostructures, serving markets for commercial airplanes, military platforms and business/regional jets. With expertise in aluminum and advanced composite manufacturing solutions, our core products include fuselages, integrated wings and wing components, pylons and nacelles. We also serve the aftermarket for commercial and military platforms. In addition to commercial aircraft structures, we also design, engineer, and manufacture structural components for military aircraft and other applications. We are a critical partner to our commercial and defense customers due to the broad range of products and services we currently supply to them across the product lifecycle and our leading design and manufacturing capabilities using both metallic and composite materials. We operate in three principal segments: Commercial, Defense & Space, and Aftermarket.
Our principal offices are located at 3801 South Oliver, Wichita, Kansas 67210 and our telephone number at that address is (316) 526-9000. Our website address is www.spiritaero.com. Information contained on this website is not part of this prospectus and is not incorporated in this prospectus by reference.

RISK FACTORS
An investment in our securities involves risk. Before making an investment decision, you should consider carefully the risks and uncertainties described under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” in the applicable prospectus supplement, and in our most recent Annual Report on Form 10-K, any updates to those Risk Factors in our most recent Quarterly Report on Form 10-Q and Current Reports on Form 8-K, including any amendments to such reports, incorporated in the registration statement of which this prospectus is a part, together with all other information contained and incorporated by reference in this prospectus and the applicable prospectus supplements. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Our business, financial condition or results of operations could be materially adversely affected by any of these risks and you could lose all or part of your investment. The risks discussed below also include forward-looking statements and our actual results may differ substantially from those discussed in these forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements.”

USE OF PROCEEDS
We intend to use the net proceeds from the sales of our securities offered hereby in the manner and for the purposes set forth in the applicable prospectus supplement. Pending any specific application, we may initially use those proceeds for general corporate purposes.

DESCRIPTION OF COMMON STOCK
The following description summarizes the material terms of our common stock. Because this is only a summary, it does not contain all of the information that may be important to you. For a complete description, you should refer to our amended and restated certificate of incorporation (as amended from time to time, our “certificate of incorporation”) and by-laws (as may be amended from time to time, our “by-laws”) and to the applicable provisions of the Delaware General Corporation Law (the “DGCL”).
Overview
Our authorized capital stock consists of:
•
200,000,000 shares of class A common stock, par value $0.01 per share (“common stock”); and

•
10,000,000 shares of preferred stock, par value $0.01 per share.

Voting Rights
On all matters with respect to which the holders of our common stock are entitled to vote, each outstanding share of common stock is entitled to one vote
Dividend Rights
Subject to preferences that may apply to shares of preferred stock outstanding at the time, holders of our outstanding common stock are entitled to any dividend declared by the board of directors out of funds legally available for this purpose.
Preemptive, Conversion or Similar Rights
Holders of our common stock are not entitled to preemptive, conversion or other similar rights to purchase any of our securities.
Right to Receive Liquidation Distributions
Upon our voluntary or involuntary liquidation, dissolution or winding up, the holders of our common stock are entitled to receive pro rata our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the rights of any holders of preferred stock then outstanding, to the holders of our common stock.
Other Provisions
There are no redemption provisions or sinking fund provisions applicable to the common stock, nor is the common stock subject to calls or assessments by us.
NYSE Listing
Our common stock is listed on the NYSE under the symbol “SPR.”
Anti-Takeover Effects of our Certificate of Incorporation and By-Laws
Our certificate of incorporation and by-laws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors. These provisions also may have the effect of delaying, deferring or preventing a future takeover or change in control unless the takeover or change in control is approved by our board of directors.
Undesignated Preferred Stock
The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue one or more series of preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. This ability may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.
Advance Notice Requirements for Stockholder Proposals and Directors Nominations
Our by-laws provide that stockholders seeking to bring business before an annual or special meeting of stockholders, or to nominate candidates for election as directors at an annual or special meeting, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice must be received at our principal executive offices not later than (a) in connection with an annual meeting, 120 days prior to the anniversary of the date of the immediately preceding annual meeting; provided, that if the date of the annual meeting is more than 30 days before or after the anniversary date of the immediately preceding annual meeting, such notice must be received within 15 days after the public announcement by the company of the date of the annual meeting or (b) in connection with a special meeting, the close of business on the 15th day following the date on which notice of such special meeting is first given to stockholders or public disclosure of the meeting is made (whichever occurs earlier). Our by-laws also specify certain requirements as to the form and content of a stockholder’s notice. These provisions may have the effect of precluding our stockholders from bringing matters before a meeting or from making nominations for directors if the proper procedures are not followed or may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect a slate of directors or otherwise attempting to obtain control of the company.
Call of Special Meetings
Our by-laws provide that, except as otherwise required by law, special meetings of the stockholders may be called only by the board of directors, our chief executive officer, our secretary or record holders of our common stock having not less than 10% of the voting power of all our outstanding common stock upon written request to the secretary. Our by-laws impose certain requirements as to the eligibility of stockholders seeking to call a special meeting and the form and context of a stockholder’s written request. Stockholders are not otherwise permitted to call a special meeting or to require the board of directors to call a special meeting.
Filling of Board Vacancies
Our by-laws authorize only our board of directors to fill vacancies between meetings of the company’s stockholders, including vacancies resulting from newly created directorships or the resignation or removal of directors. This may deter a stockholder from increasing the size of our board and gaining control of our board of directors by filling the resulting vacancies with its own nominees.
Additional Certificate of Incorporation and By-Law Provisions
Stockholder Action by Written Consent
Any action required or permitted to be taken at an annual or special stockholders’ meeting may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Such consents must be delivered to us in the manner prescribed by the DGCL.
Delaware “Business Combination” Statute
We have elected not to be subject to Section 203 of the DGCL, which generally prohibits a publicly held Delaware corporation from engaging in various “business combination” transactions with any “interested stockholder” for a period of three years after the date of the transaction in which the person became an “interested stockholder,” unless the transaction is approved by the board of directors before that person becomes an “interested stockholder” or another exception is available. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to a stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation’s voting stock. The statute is intended to prohibit or delay the accomplishment of mergers or other takeover or change in control attempts that do not receive the prior approval of the board of directors. By virtue of our decision to elect out of the statute’s provisions, the statute does not apply to us, but we could elect to be subject to Section 203 in the future by amending our certificate of incorporation.
Forum Selection for Certain Lawsuits
Our by-laws provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be, to the fullest extent permitted by law, the sole and exclusive forum for any (i) derivative action or proceeding brought on our behalf, (ii) action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, creditors or other constituents, (iii) action asserting a claim arising pursuant to any provision of the DGCL, our certificate of incorporation or our by-laws or (iv) action asserting a claim against us or any of our directors, officers or other employees governed by the internal affairs doctrine; provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding will be the United States District Court for the District of Delaware. Our by-laws also provide that any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock will be deemed to have notice of and consented to this forum selection provision.
Amendments to our Certificate of Incorporation and By-laws
Except where our board of directors is permitted by law or by our certificate of incorporation to act without any action by our stockholders, provisions of our certificate of incorporation may not be adopted, repealed, altered or amended, in whole or in part, without the approval of a majority of the outstanding stock entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon as a class. The holders of the outstanding shares of a particular class of our capital stock are entitled to vote as a class upon any proposed amendment of our certificate of incorporation that would alter or change the relative powers, preferences or participating, optional or other special rights of the shares of such class so as to affect them adversely relative to the holders of any other class. Our by-laws may be amended or repealed and new by-laws may be adopted by a vote of the holders of a majority of the voting power of our common stock or, except to the extent relating to board action related to certain business transactions under the DGCL, the removal of directors and the filling of vacancies on the board of directors, by the board of directors. Any by-laws adopted or amended by the board of directors may be amended or repealed by the stockholders entitled to vote thereon.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare, Inc.

DESCRIPTION OF PREFERRED STOCK
The following description of outlines some of the provisions of our preferred stock. This information may not be complete in all respects and is qualified in its entirety by reference to our certificate of incorporation and by-laws, and the certificate of designation relating to the applicable series of preferred stock. The specific terms of any series of preferred stock will be described in the applicable prospectus supplement. If so described in a prospectus supplement, the terms of that series of preferred stock may differ from the general description of terms presented below.
General
We are authorized by our certificate of incorporation to issue up to 10,000,000 shares of preferred stock, par value $0.01 per share, in one or more series. Currently, there are no shares of our preferred stock issued and outstanding.
Subject to the restrictions prescribed by law, our board of directors is authorized to fix the number of shares of any series of unissued preferred stock, to determine the designations and the rights, preferences, privileges, restrictions and limitations granted to or imposed upon any series of unissued preferred stock (including dividend rights (which may be cumulative or non-cumulative), voting rights, conversion rights, redemption rights and terms, sinking fund provisions, liquidation preferences and any other relative rights, preferences and limitations of that series) and, within any applicable limits and restrictions established, to increase or decrease the number of shares of such series subsequent to its issue. Before we issue any series of preferred stock, our board of directors will adopt resolutions creating and designating such series as a series of preferred stock. Stockholders will not need to approve these resolutions. The issuance of preferred stock could adversely affect the voting and other rights of holders of our common stock and may have the effect of delaying or preventing a change in control of the Company.
Terms Contained in the Prospectus Supplement
The applicable prospectus supplement will contain the dividend, voting, conversion, redemption, sinking fund, liquidation and other rights, preferences, privileges, restrictions or limitations of any series of preferred stock. The applicable prospectus supplement will describe the following terms of a series of preferred stock:
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the designation and stated value per share of preferred stock and the number of shares of preferred stock offered;

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the initial public offering price at which we will issue the preferred stock;

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whether the shares will be listed on any securities exchange;

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the dividend rate or method of calculation, the payment dates for dividends and the dates from which dividends will start to cumulate;

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any voting rights;

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any conversion rights;

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any redemption or sinking fund provisions;

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the amount of liquidation preference per share; and

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any additional dividend, voting, conversion, redemption, sinking fund, liquidation and other rights or restrictions.

The applicable prospectus supplement may also describe some of the U.S. federal income tax consequences of the purchase and ownership of the series of preferred stock.
No Preemptive Rights
The holders of our preferred stock will have no preemptive rights to buy any additional shares of preferred stock.

Fully Paid and Nonassessable
When we issue shares of our preferred stock, the shares will be fully paid and nonassessable, which means the full purchase price of the shares will have been paid and holders of the shares will not be assessed any additional monies for the shares.
No Restrictions on Transfer
Neither our certificate of incorporation nor our by-laws contains any restrictions on the transfer of our preferred stock. In the case of any transfer of shares, there may be restrictions imposed by applicable securities laws.
Anti-Takeover Effects
The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue one or more series of preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. This ability may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

DESCRIPTION OF DEPOSITARY SHARES
We may, at our option, elect to offer fractional shares of preferred stock, which we call depositary shares, rather than full shares of preferred stock. If we do, we will issue to the public receipts, called depositary receipts, for depositary shares, each of which will represent a fraction, to be specified in the applicable prospectus supplement, of a share of a particular series of preferred stock. Unless otherwise provided in the prospectus supplement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in a share of preferred stock represented by the depositary share, to all the rights and preferences of the preferred stock represented by the depositary share. Those rights include, as applicable, dividend, voting, redemption, conversion and liquidation rights.
The shares of preferred stock underlying the depositary shares will be deposited with a bank or trust company selected by us to act as depositary under a deposit agreement between us, the depositary and the holders of the depositary receipts. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares.
The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.
The applicable prospectus supplement will identify the depositary, describe the specific terms of any depositary shares and the material terms of the related deposit agreement.

PLAN OF DISTRIBUTION
We may sell the offered securities to one or more underwriters for public offering and sale by them or may sell the offered securities to investors directly or through agents, which agents may be affiliated with us. Any underwriter or agent involved in the offer and sale of the offered securities will be named in the applicable prospectus supplement.

VALIDITY OF SECURITIES
The validity of the securities offered hereby will be passed upon for us by Sullivan & Cromwell LLP, New York, New York. If legal matters in connection with offerings made by this prospectus and any prospectus supplement are passed on by counsel for any underwriters or agents, that counsel will be named in the applicable prospectus supplement.
EXPERTS
The consolidated financial statements of Spirit AeroSystems Holdings, Inc. appearing in Spirit AeroSystems Holdings Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2022 and the effectiveness of Spirit AeroSystems Holdings, Inc.’s internal control over financial reporting as of December 31, 2022 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
This prospectus incorporates important information about the Company that is not included in or delivered with this prospectus. We incorporate by reference the documents listed below and any additional documents filed by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, to the extent such documents are deemed “filed” for purposes of the Exchange Act after the date of this prospectus and prior to the termination of the offering of any securities under this prospectus:
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our Annual Report on Form 10-K for the year ended December 31, 2022;

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our Quarterly Reports on Form 10-Q for the quarters ended March 30, 2023, June 29, 2023 and September 28, 2023;

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our Current Reports on Form 8-K filed on January 18, 2023 (Item 5.02 only), January 27, 2023, April 28, 2023, October 2, 2023 (Item 5.02 only) and October 18, 2023 (Item 1.01 only); and

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the description of our common stock set forth in our registration statement on Form 8-A filed with the SEC on November 16, 2006, as updated by the description of our common stock included in Exhibit 4.2 to our Annual Report on Form 10-K for the year ended December 31, 2022, together with any amendment or report filed for the purpose of updating such description.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You can obtain any of the documents incorporated by reference through us, the SEC or the SEC’s website, http://www.sec.gov. Documents we have incorporated by reference are available from us without charge, excluding exhibits to those documents unless we have specifically incorporated by reference such exhibits in this prospectus. Any person, including any beneficial owner, to whom this prospectus is delivered, may obtain the documents we have incorporated by reference in, but not delivered with, this prospectus by requesting them by telephone or in writing at the following address:
Spirit AeroSystems Holdings, Inc.
3801 South Oliver
Wichita, Kansas 67210
Attention: Corporate Secretary
(316) 526-9000
This prospectus summarizes documents and other information in a manner we believe to be accurate, but we refer you to the actual documents for a more complete understanding of the information we discuss in this prospectus. In making an investment decision, you must rely on your own examination of such documents, our business and the terms of the offering, including the merits and risks involved. When we refer to this prospectus, we mean not only this prospectus but also any documents which are incorporated or deemed to be incorporated in this prospectus by reference. You should rely only on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus. We have not authorized anyone else to provide you with different information. This prospectus is used to offer and sell the securities referred to in this prospectus, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of the date of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered hereby. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to us and our securities offered by this prospectus, please see the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document that is filed as an exhibit to the registration statement.
We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. Our reports, proxy and other information regarding us are available at http://www.sec.gov. Our SEC filings are also available free of charge at our website (www.spiritaero.com). The information on or accessible through our website is not incorporated by reference into this prospectus.

9,090,909 Shares
Spirit AeroSystems Holdings, Inc.
Class A Common Stock